As filed with the Securities and Exchange Commission on August 29, 2006
Registration No. 333-135966

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RG GLOBAL LIFESTYLES, INC.
(Name of small business issuer in its charter)

California	5090	33-0230641
(State of other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

30021 Tomas, Suite 200
Rancho Santa Margarita, CA 92688
(949) 888-9500 - telephone/(949) 888-9525 - fax
(Address and telephone number of principal executive office)

William C. Hitchcock
4029 Westerly Place, Suite 200
Newport Beach, CA 92660
(949) 651-6344 - telephone/(949) 651-1609 - fax
(Name, address and telephone number of agent for service)

COPIES TO:
Scott Olson, Esq.
251 High Drive
Laguna Beach, California 92651
(310) 985-1034- telephone/(501) 634-2648 - fax

Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount Being Registered	Proposed Maximum Offering Price per share(1)	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Shares of Common Stock, par value $0.001 underlying 6% Callable Secured Convertible Notes. (1)(2)	5,000,000	$0.85	$4,250,000	$455
Shares of Common Stock underlying stock purchase Warrants (3)	640,000	$0.80	$512,000	$55
Totals	5,640,000		$4,762,000	$510

(1) The proposed maximum offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(g) of the Securities Act of 1933, as amended. The price per share is based on the price of the common stock on the Over-The-Counter Bulletin Board on August 25, 2006.

(2) The shares of our Common Stock underlying the 6% Callable Secured Convertible Notes being registered hereunder are being registered for resale by the Selling Stockholders named in the Prospectus upon the conversion of outstanding secured convertible notes. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions. The number of shares of our Common Stock registered hereunder is based upon a good faith estimate by us of the number of shares of our Common Stock issuable upon the conversion of the secured convertible notes. For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe will be issuable upon conversion of the secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments

(3) The shares of our Common Stock underlying Warrants issued to Ascendiant Securities, LLC, a U.S. broker-dealer registered with the Securities and Exchange Commission and member of the NASD and SIPC, pursuant to a financial advisory agreement are being registered for resale upon exercise of outstanding Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2006

Prospectus

RG GLOBAL LIFESTYLES, INC.

5,640,000 shares of Common Stock, $.001 par value

We are registering up to 5,000,000 shares of Common Stock for sale on behalf of the existing note holders upon conversion of their 6% Callable Secured Convertible Notes. in the amount of $1,300,000 plus an additional $700,000 of said Notes which remains available for issuance pursuant to the Securities Purchase Agreement.  Accordingly, we are registering up to 5,000,000 of the shares issuable upon conversion of the $2,000,000 in Notes. We are registering an additional 640,000 shares of Common Stock to cover the exercise of the Warrants issued to Ascendiant Securities, LLC, a U.S. broker-dealer registered with the Securities and Exchange Commission and member of the NASD and SIPC, in connection with this transaction.  We will not receive any proceeds from this offering; however, we may receive proceeds from the sale of the additional Notes and the exercise of the Warrants. We will bear all costs associated with this registration other than any Selling Stockholder's legal or accounting costs or commissions.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol RGBL. On August 25, 2006, the closing price as reported was $0.85.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY. RISK FACTORS ASSOCIATED WITH THESE SECURITIES CAN BE FOUND ON PAGE 4 IN THE SECTION TITLED "RISK FACTORS." THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August __, 2006

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the Common Stock.

PROSPECTUS SUMMARY

This Prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission using a "Shelf Registration" process. You should read this Prospectus and any accompanying Prospectus supplement, as well as any post effective amendments to the registration statement of which this Prospectus is a part, together with the additional information described under "Additional Information" before you make any investment decision. This summary highlights selected information in this prospectus. To better understand this offering, and for a more complete description of the offering, you should read this entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements, which are included elsewhere in this prospectus.

In this prospectus, the terms “RG Global” “we,” “us,” “Company” and “our” refer to RG Global Lifestyles, Inc., a California corporation, and, unless the context otherwise requires, “Common Stock” refers to the Common Stock, par value $.001, of RG Global Lifestyles, Inc.

Special Note Regarding Forward-Looking Statements

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms by other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

The Company

The Company is headquartered in Rancho Santa Margarita, California. After the distribution of it wholly owned subsidiary Amerikal Nutraceutical Corporation ("Amerikal") and sale of assets related to Online Surgery during the fiscal year March 31, 2006, the Company only has remaining operations in its sole subsidiary Aquair, Inc., a California corporation ("Aquair"). Aquair distributes licensed environmentally-friendly atmospheric water generating equipment that creates purified drinking water from air for residential and commercial uses, and converts brackish, polluted, or grey water to purified water. Aquair plans to distribute (i) “anti-microbial” water technology; (ii) “anti-scaling” water technology; (iii) potable bottled water generated from commercial and industrial water generation and filtration technologies; (iv) potable water via mobile air to water units in geographic regions where no solution exists for purified drinking water; and (v) other water-related technologies.

Aquair’s marketing and sales strategy focuses on customers in medical related businesses, home shoppers via television and internet, pharmaceutical related businesses, large businesses within office buildings, large construction companies, maritime vessels and offshore rigs, and large restaurant and grocery store chains. Additionally, the Company will pursue government agencies through its agent Policy Impact.

The Offering

Shares Offered by the Selling Stockholders	5,640,000

Common Stock Outstanding	17,650,000 (1)

Warrant Terms
Each warrant is exercisable to purchase one share of our common stock for an exercise price of $0.80 beginning on the date the units are separated through the date which is seven years from the date of issuance. The Warrants carry standard anti-dilution protective provisions.

Use of Proceeds
The Selling Stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any proceeds from the resale of shares by the Selling Stockholders covered by this prospectus. An additional $700,000 of Notes remain available for issuance pursuant to the Securities Purchase Agreement.  Upon issuance of the additional $700,000 of Notes we will have received gross proceeds in the aggregate of $2,000,000. We will receive proceeds from the exercise of Warrants outstanding if such warrants are exercised. In that case, we could receive a maximum of $512,000, which would be used for working capital and general corporate purposes.

Risk Factors
An investment in our common shares involves a high degree of risk and our common shares should not be purchased by anyone who cannot afford the loss of their entire investment. Prospective purchasers of the shares of our Common Stock should carefully review and consider the factors set forth under “Risk Factors” beginning on page 4 as well as other information in this document, before purchasing any of the shares of our Common Stock.

OTC Bulletin Board Trading Symbol
RGBL

There can be no assurance that an active trading market will be sustained. As a result, an investor may find it difficult to dispose of, or to obtain adequate quotations as to the price of the shares of our Common Stock.

(1) As of August 25, 2006. This amount does not include an aggregate of shares of our Common Stock to be issued pursuant to convertible notes or outstanding warrants or issuable pursuant to exercise of stock option granted pursuant to the Company’s 2006 Incentive and Non-Statutory Stock Option Plan.

About This Offering

This Prospectus relates to the sale by Selling Stockholders of up to 5,000,000 shares of our Common Stock issuable upon the conversion of the principal amount plus interest of certain 6% Callable Secured Convertible Notes (“Notes”) and 640,000 shares issuable upon the exercise of Stock Purchase Warrants by Ascendiant Securities, LLC, issued in conjunction with the sale of the Notes pursuant to a financial advisory agreement dated March 21, 2006. We will not receive any proceeds from this offering. However, upon exercise of the Warrants by Ascendiant, we may receive the proceeds therefrom if warrant exercise is via cash exercise (the Warrants contain a cashless exercise provision). We will bear all costs associated with this registration. To obtain funding for the purpose of payment of general corporate and operating purposes, we entered into a definitive Securities Purchase Agreement and ancillary agreements with Selling Stockholders (accredited investors) for $2,000,000 of 6.0% Callable Secured Convertible Notes due June 6, 2009 (the "Notes"). The Notes are convertible at the option of the holder at any time prior to maturity into shares of our Common Stock at a conversion price of the market price as defined in the agreements. Our obligations under the notes are secured by certain of our assets.

The shares of Common Stock being sold will be issued to the Selling Stockholders upon conversion of the principal amount plus interest accrued thereon of the 6% Callable Secured Convertible Notes in the collective principal amount of $2,000,000. As of the date of this Prospectus, we have issued $1,300,000 of the total $2,000,000 Notes, and the remaining $700,000 of Notes is issuable upon the effectiveness of this registration statement.

The conversion rate of the Notes is based upon 50% of the Market Price of our stock at the time of conversion. "Market Price" means the average of the lowest three trading prices for the Common Stock during the twenty day period ending one trading day prior to conversion as reported on the OTC Bulletin Board. If Notes representing the principal sum outstanding of $1,300,000 were converted on August 25, 2006, they would have been converted into 4,561,404 shares of Common Stock, representing 25.8% of the issued and outstanding shares. However, each of the holders of these Notes have agreed not to own more than 4.99% of our issued and outstanding Common Stock at any time.

Section 4(e) of the Securities Purchase Agreement with our Selling Stockholders prohibits us from obtaining additional equity financing involving the sale of convertible securities, an indeterminable amount of Common Stock at a discount to market or warrants, without first obtaining the consent of the Selling Stockholders, for a period ending on the later of 270 days from June 6, 2006 or 180 days from the effectiveness of this registration statement. In addition, we granted the Selling Stockholders a right of first refusal on future offerings for a period in excess of two years.  The right of first refusal is subject to certain exclusions, including, a capital raise involving a firm commitment underwritten public offering for in excess of $1,500,000, issuances associated with mergers, acquisitions and joint ventures, and issuances under stock option plans.

Subject to the restrictions and the right of first refusal set forth in Section 4(e) of the Securities Purchase Agreement, we may seek additional financing which may result in the issuance of additional shares of our Common Stock and/or rights to acquire additional shares of our Common Stock. The issuance of our Common Stock in connection with such financing may result in substantial dilution to the existing holders of our Common Stock who do not have anti-dilution rights. Those additional issuances of our Common Stock would result in a reduction of an existing holder's percentage interest RG Global.

Section 4(i) of the Securities Purchase Agreement with our Selling Stockholders provides that so long as a Selling Stockholder beneficially owns any Notes or Warrants, RG Global shall maintain its corporate existence and shall not sell all or substantially all of it’s assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company’s assets, where the surviving or successor entity in such transaction (i) assumes the Company’s obligations and (ii) is a publicly traded corporation whose Common Stock is listed for trading on the OTCBB, Nasdaq, Nasdaq SmallCap, NYSE or AMEX.

The shares of our Common Stock being offered by the Selling Stockholders have not been registered for sale under the securities laws of any state as of the date of prospectus.

Because more shares will be issued to the Selling Stockholders as our stock price declines, we are subject to certain risks set forth in the section below entitled "Risk Factors" beginning on page 4.

Unless otherwise indicated, all information contained in this prospectus is as of the date hereof.

Plan of Distribution

The Selling Stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any proceeds from the resale of shares by the Selling Stockholders covered by this prospectus. An additional $700,000 million of Notes remain available for issuance pursuant to the Securities Purchase Agreement.  Upon issuance of the additional $700,000 of Convertible Notes and Warrants we will have received gross proceeds in the aggregate of $2,000,000. The offering of our shares of common stock is being made by certain of our stockholders who wish to sell their shares. Sales of our Common Stock may be made by the Selling Stockholders in the open market or in privately negotiated transactions and at fixed or negotiated prices. We will receive proceeds from the exercise of Warrants outstanding if such warrants are exercised. In that case, we could receive a maximum of $512,000, which would be used for working capital and general corporate purposes.

Selected Financial Data

The following table sets forth our summary condensed financial data. This information should be read in conjunction with the financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

	For the Quarter Ended June 30, 2006	For the Year Ended March 31, 2006	For the Year Ended March 31, 2005
	(unaudited)	(audited)	(audited)

Income Statement Data
Revenue from operations	$425	$69,340	$5,504,036
Gross profit (Loss)	$(5,503)	$27,313	$2,790,547
Income (Loss) from operations	$(5,840,657)	$(848,858)	$1,015,846
Net Income (Loss)	$(5,840,657)	$(2,036,561)	$502,413
Net Income (Loss) per Share	$(.33)	$(.12)	$.02

Balance Sheet Data
Total Assets	$935,273	$685,118	$1,149,753
Total Liabilities	$6,305,965	$1,045,590	$512,680
Stockholders’ Equity (deficit)	$(5,370,692)	$(360,472)	$637,073

RISK FACTORS

This offering and an investment in our Common Stock involve a high degree of risk. You should consider carefully the risks described below, which are the most significant risks we face based on our business and the industry in which we operate, before you decide to buy our Common Stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

RISKS RELATING WITH OUR BUSINESS AND MARKETPLACE

Our business, financial condition and operating results can be impacted by a number of factors, any of which could cause our actual results to vary materially from recent results or from our anticipated future results. You should carefully consider the following risk factors that may affect the Company. The risks and uncertainties described below are those that we currently deem to be material and that we believe are specific to our Company. If any of these or other risks actually occur, our business, financial condition and results of operations could be materially and adversely affected, which in turn could materially and adversely affect the trading price of our Common Stock.

The Company is a relatively young company with a minimal operating history since being reorganized in 2003 and there can be no assurances of future operating success.

Since the Company’s reorganization in 2003 we have generated revenue from operations. However, our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees. While management believes its estimates of projected occurrences and events are within the timetable of its business plan, there can be no guarantees or assurances that the results anticipated will occur.

The Company has redirected its business plan and is focusing on its Aquair subsidiary and there can be no guarantee of future profitability.

Since the Company has distributed its subsidiary Amerikal and sold the rights to the sole asset within its subsidiary On Line Surgery, it has redirected its focus on to its subsidiary Aquair. There can be no assurance that we will be able to replace revenues generated from the Amerikal subsidiary. While management believes the potential for revenue growth remains better in its Aquair business plan, there can be no guarantees that the anticipated results will occur.

If we are unable to obtain additional funding, our business plan may be slowed and if we do obtain additional financing our then existing shareholders may suffer dilution.

We will require additional funds to expand our sales and marketing activities, to support operations, implement our business strategy, and to replace future revenues lost from the distribution of our Amerikal subsidiary. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our business plan. Any additional equity financing may involve dilution to our then existing shareholders. Furthermore, Section 4(e) of the Securities Purchase Agreement with our Selling Stockholders prohibits us from obtaining additional equity financing involving the sale of convertible securities, an indeterminable amount of Common Stock at a discount to market or warrants, without first obtaining the consent of the Selling Stockholders, for a period ending on the later of 270 days from June 6, 2006 or 180 days from the effectiveness of this registration statement. In addition, we granted the Selling Stockholders a right of first refusal on future offerings for a period in excess of two years.  The right of first refusal is subject to certain exclusions, including, a capital raise involving a firm commitment underwritten public offering for in excess of $1,500,000, issuances associated with mergers, acquisitions and joint ventures, and issuances under stock option plans.

If we acquire additional companies or products in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value or adversely affect our operating results.

We anticipate that we will make other investments in complementary companies or products. We may not realize the anticipated benefits of any such acquisition or investment. The success of our acquisition program will depend on our ability to overcome substantial obstacles, such as the availability of acquisition candidates, our ability to compete successfully with other acquirers seeking similar acquisition candidates, the availability of funds to finance acquisitions and the availability of management resources to oversee the operation of acquired businesses. Furthermore, we may have to incur debt or issue equity securities to pay for future acquisitions or investments, the issuance of which could be dilutive to us or our existing shareholders. In addition, our profitability may suffer because of acquisition-related costs or future impairment costs for acquired goodwill and other intangible assets.

We may be unable to retain the services of key personnel, and we may be unable to successfully recruit qualified personnel, which could have an adverse result on our prospective business.

Our success depends to an extent upon the continued service of key personnel; loss of the services of such personnel could have an adverse effect on our growth, revenues, and prospective business. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and sales personnel having experience in business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

If we cannot effectively manage our growth, we may incur losses.

Any dramatic growth in our business could place a substantial burden on our production capacity and administrative resources. Businesses, which grow rapidly, often have difficulty managing their growth. Our management may not be able to manage our growth effectively or successfully. Rapid growth can often put a strain on management, financial, and operational resources of a company. In addition, we would likely need to enhance our operational systems and personnel procedures. Our failure to meet these challenges could cause our efforts to expand operations to prove unsuccessful and cause us to incur operating losses.

Our independent auditors have issued a report in which they expressed doubt about our ability to continue as a going concern.

The report of our independent auditors on our financial statements for the fiscal year ended March 31, 2006 contains an explanatory paragraph which indicates that we have an accumulated deficit and loss from operations in that year. This report states that, because of these issues, there may be a substantial doubt about our ability to continue as a going concern. This report and the existence of this accumulated deficit and loss from operations may make it more difficult for us to raise additional debt or equity financing needed to run our business and is not viewed favorably by investors. We urge potential investors to review this report before making a decision to invest in us.

RISKS FACTORS RELATING TO OUR COMMON STOCK

If the Selling Stockholders all elect to sell their shares of our Common Stock at the same time, the market price of our shares may decrease.

It is possible that the Selling Stockholders will offer all of the shares for sale. Further because it is possible that a significant number of shares of our Common Stock could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price for our Common Stock. The average of the high and low trading price of our Common Stock on August 25, 2006 was $0.85. Significant downward pressure on our stock price caused by the sale of stock registered in this offering could encourage short sales by third parties that would place further downward pressure on our stock price.

Our Common Stock is subject to SEC “Penny Stock” rules.

Since our Common Stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment of our Common Stock. Until the trading price of the Common Stock rises above $5.00 per share, if ever, trading in the Common Stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the Common Stock and may affect the ability of holders to sell their Common Stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Since our shares are trading on the OTC Bulletin Board, trading volumes and prices may be sporadic because it is not an exchange.

Our common shares are currently listed for public trading on the Over-the-Counter Bulletin Board. The trading price of our common shares has been subject to wide fluctuations. Trading prices of our common shares may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with limited business operations. There can be no assurance that trading prices and price earnings ratios previously experienced by our common shares will be matched or maintained. Broad market and industry factors may adversely affect the market price of our common shares, regardless of our operating performance.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

We are subject to SEC regulations and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and other trading market rules, are creating uncertainty for public companies.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends.

We have never declared or paid any cash dividends on our Common Stock. We intend to retain our earnings, if any, to finance the growth and development of our business and therefore do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may limit our ability to pay dividends on our Common Stock. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital and legal requirements and such other factors as our Board of Directors deems relevant.

Shares of our total outstanding Common Stock that are restricted from immediate resale but may be sold into the market in the future could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

As of August 21, 2006, we had 17,650,000 shares of Common Stock issued and outstanding of which approximately 14,819,822 shares are restricted shares. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale.

The amount of "restricted securities" which a person who is not an affiliate of our company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning our company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of Common Stock may adversely affect prevailing market prices of our Common Stock.

A default by us under the 6% Notes would enable the holders of the Notes to take control of substantially all of our assets and intellectual property.

We have granted a security interest to the holders of our 6% Notes, AJW Partners, LLC, AJW Offshore, Ltd, AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC, who are also the Selling Stockholders. Under the security agreements we pledged substantially all of our assets, including our goods, fixtures, equipment, inventory, and contract rights, and intellectual property. A default by us under the 6% convertible notes would enable the holders to take control of substantially all of our assets and rights to our intellectual property. The holders of the 6% convertible notes have no operating experience in our industry and accordingly, a default by us under the 6% convertible notes and the execution by the note holders on our assets and intellectual property could cause RG Global to cease operations.

We have agreed to certain restrictions in our ability to sell all or substantially all of our assets and have agreed to maintain our current corporate existence which can limit our business operations in the future and negatively impact shareholder returns.

Section 4(i) of the Securities Purchase Agreement with our Selling Stockholders provides that so long as a Selling Stockholder beneficially owns any Notes or Warrants, RG Global shall maintain its corporate existence and shall not sell all or substantially all of it’s assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company’s assets, where the surviving or successor entity in such transaction (i) assumes the Company’s obligations and (ii) is a publicly traded corporation whose Common Stock is listed for trading on the OTCBB, Nasdaq, Nasdaq SmallCap, NYSE or AMEX. The restrictions in this provision would limit our ability to sell all or substantially all of our assets and distribute the returns from such sale to our shareholders.

The Company's failure to comply with the terms of the Notes could lead to an assessment of liquidated damages by the holders of the Notes.

Under the registration rights agreement, if the registration statement relating to the securities offered by this prospectus is not declared effective by the SEC within 120 days of June 6, 2006, RG Global is obligated to pay a registration default fee to the Note holders equal to the principal of the Notes outstanding multiplied by .02 multiplied by the sum of the number of months that the registration statement is not yet effective, on a pro rata basis.

Furthermore, a breach of the representations and warranties contained in the Securities Purchase Agreement exposes us to liquidated damages in the amount of, two percent of the outstanding amount of the Notes per month plus accrued and unpaid interest on the Notes, prorated for partial months, in cash or shares at the option of the Company.

Holders of the 6% Callable Secured Convertible Notes could seek to manipulate our stock prices through short sales, causing the market price to decline.

Holders of the Notes could potentially seek to manipulate the market price of our Common Stock downward so as to increase the number of common shares they would receive upon converting their Convertible Notes. For example, just before converting their Notes, holders might engage in short sales in an effort to cause a market price decline.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any proceeds from the resale of shares by the Selling Stockholders covered by this prospectus. An additional $700,000 of Notes remain available for issuance pursuant to the Securities Purchase Agreement.  Upon issuance of the additional $700,000 of Convertible Notes we will have received gross proceeds in the aggregate of $2,000,000. We will receive proceeds from the exercise of Warrants outstanding if such warrants are exercised by cash exercise. In that case, we could receive a maximum of $512,000, which would be used for working capital and general corporate purposes.

MARKET INFORMATION

The Company’s Common Stock trades on the OTC Bulletin Board under the symbol “RGBL.” The following tables set forth the high and low bid information for the Common Stock for each quarter within the last fiscal year and most recent quarter.

QUARTERLY COMMON STOCK PRICE RANGES

Quarter Ended	High	Low
June 30, 2005	$5.45	$1.25
September 30, 2005	$4.52	$1.70
December 31, 2005	$2.40	$1.05
March 31, 2006	$1.45	$0.60
June 30, 2006	$1.59	$0.65

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders

There were approximately 282 holders of record of the Company’s Common Stock as of August 21, 2006.

Dividends

The Company has not paid any dividends on its Common Stock since emerging from the Chapter 11 bankruptcy proceeding in September 2002 and does not anticipate paying dividends in the foreseeable future. There are no restrictions on the Company’s present ability to pay dividends to shareholders of its Common Stock, other than those prescribed by California law.

Stock Options

In order to compensate our officers, directors, employees and/or consultants, our Board adopted the 2006 Incentive and Non-Statutory Stock Option Plan on May 3, 2006 (the "Plan"). Our stock option plan has a total of 10,000,000 shares reserved for issuance as stock options. Any option granted pursuant to the Plan shall be exercisable over a period of no longer than five years and no less than twenty percent of the shares covered shall become exercisable annually. As of the date of this prospectus, we have issued the following stock options:

Date Issued	Optionee Name	Number of Options	Exercise Price	Expiration Date

September 30, 2005	Steve Ritchie (1)	100,000	$2.00	September 30, 2010
May 3, 2006	Louis L. Knickerbocker	4,008,000	$0.94	May 3, 2011
May 3, 2006	Grant King	1,992,000	$0.50	May 3, 2011
May 3, 2006	William C. Hitchcock	1,008,000	$0.50	May 3, 2011
May 3, 2006	Joseph Murray	1,008,000	$0.50	May 3, 2011
May 3, 2006	Scott Olson	201,600	$0.50	May 3, 2011

(1) Steve Ritchie’s options were not issued under the 2006 Incentive and Non-Statutory Stock Option Plan.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2006:

You should read this table with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and the financial statements and the related notes.

June 30, 2005
(unaudited)
Stockholders’ equity (Deficit):
Common stock, $.001 par value, 100,000,000 shares authorized, 17,650,000 shares issued and outstanding	$17,650
Additional paid-in Capital	$8,562,984
Prepaid share-based compensation	(6,416,846)
Accumulated deficit	$(7,534,480)
Total stockholders’ equity (deficit)	$(5,370,692)
_______________

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under “Risk Factors” on page 4 and elsewhere in this prospectus.

Plan of Operations

Overview

After the distribution of Amerikal and sales of assets related to Online Surgery during the fiscal year ended March 31, 2006, the Company only has operations in its sole subsidiary Aquair.

Aquair distributes licensed environmentally-friendly atmospheric water generating equipment that creates purified drinking water from air for residential and commercial uses, and converts brackish, polluted, or grey water to purified water. Aquair plans to distribute (i) “anti-microbial” water technology; (ii) “anti-scaling” water technology; (iii) potable bottled water generated from commercial and industrial water generation and filtration technologies; (iv) potable water via mobile air to water units in geographic regions where no solution exists for purified drinking water; and (v) other water-related technologies.

Aquair’s marketing strategy will focus on customers in medical related businesses, home shoppers via television and internet, pharmaceutical related businesses, large businesses within office buildings, large construction companies, maritime vessels and offshore rigs, and large restaurant and grocery store chains. Additionally, the Company will pursue government agencies through its agent Policy Impact.

Aquair currently distributes its products directly to customers but plans to utilize strategic partnerships, and redistribution and reseller channels to increase sales volume.

Changes in Plan of Operations

During the fiscal year ended March 31, 2006, the Company embarked upon a strategy to focus its product lines and its customer base in to the clean water technologies via Aquair. The Company distributed its nutraceutical subsidiary Amerikal and ceased operations in that sector, and sold the assets to online surgery portal subsidiary Online Surgery (a subsidiary that never commenced operations). These new strategies have only recently been implemented, and there can be no assurance of their profitability or success.

In order to achieve the Company’s projected financial goals, the Company will most likely be required to procure capital and generate future cash flows from operations. If the Company is unable to obtain such financing, the Company will be forced to reduce operations, which could have an adverse effect on its financial condition and results of operation. The Company is taking steps that it believes will be sufficient to provide the Company with the ability to continue in existence, and the Company is seeking additional equity or debt financing. There can be no assurances that sufficient financing will be available on terms acceptable to the Company. In the event that the Company is not successful in obtaining the necessary financing, the Company will be required to discontinue some or all of its existing operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations for the Three Months Ended June 30, 2006 and June 30, 2005

As a result of the distribution of Amerikal and the sale of the rights to the On Line Surgery website, the following discussion compares results of continuing operations of the Company only during the periods described..

	Three Months Ended June 30
	2006	2005
Product Sales	$425	$4,600

Cost of sales	$5,928	$2,230

Gross Profit	$(5,503)	$2,370

General and administrative expenses	$103,438	$3,655

Consulting services	$120,722	$13,557
Stock based compensation-related party	$198,359
Stock based compensation-consultants	$632,107
Depreciation and Amortization	$30	$0

Total Expenses	$1,204,631	$111,025

Net Income	$(1,210,134)	$(108,655)

Revenues and Cost of Sales

For the three months ended June 30			Increase/(decrease)
	2006	2005	$	%

Gross profit	$(5,503)	$2,370	$(7,873)	332.2%

During the three months ending June 30, 2006, the Company generated gross profit of $(5,503) on net product sales of $425 and cost of sales totaling $5,928, compared to $2,370 of gross profit on net product sales of $4,600 and costs of sales of $2,230 in the three months ending June 30, 2005. This resulted in a decrease in gross profits of $7,873, or 332.2%, from the same period one year ago. The primary reason for the decrease in revenues was because the Company has been concentrating on establishing marketing and distribution channels for its products and expanding its product line, but has not yet commenced sales in its Aquair subsidiary.

General and Administrative Expenses

For the three months ended June 30			Increase/(decrease)
	2006	2005		$%

General & Administrative Expenses	$103,438	$3,655	$99,783	2,730%

General and administrative expenses were $103,438 for the three months ended June 30, 2006 versus $3,655 for continuing operations for the three months ended June 30, 2005, which resulted in an increase of $99,783. General and administrative expenses increased comparatively for the three months ended June 30, 2006 to the comparative period in 2005 as a result of costs associated with costs associated with the diversification of the Company’s product line.

Total Operating Expenses

For the three months ended June 30			Increase/(decrease)
	2006	2005		$%

Total Operating Expenses	$1,204,631	$111,025	$1,093,606	985.0%

Our operating expenses for the three months ended June 30, 2006 were $1,204,631 compared to $111,025 for the three months ended June 30, 2005. The primary reasons for the increase in operating expense were the stock based compensation expense-related party of $198,359 and stock based compensation -consultants of $632,107 recorded by the Company in the current fiscal quarter, as a result of the issuance of options to related parties under the 2006 Non-statutory Stock option plan and the issuance of warrants and options to consultants, respectively. For both periods, we incurred expenses for general management and legal and accounting fees related to continuing operations. For the three months ended June 30, 2006, the Company expended $41,800 in rent and interest paid to a related party, and paid $ 80,330 in legal and accounting fees, compared to $18,000 and 63,813 respectively for these expenses in the three months ended June 30, 2005. During the three months ended June 30, 2006, the company incurred total general and administrative expenses of $103,438, compared to $3,655 of similar expenses in the same period last year.

Net Income (Loss)

For the three months ended June 30			Increase/(decrease)
	2006	2005		$%

Net income	$(1,210,134)	$(108,655)	$1,101,479	1,013.7%

The net loss from operations for the three months ended June 30, 2006 was $1,210,134 versus a net loss of $108,655 for the three months ended June 30, 2005, an increase in net loss of $1,101,479 or 1013.7%. The increase in net loss as compared to the same period in 2005 was due the recording of a stock-based compensation expense-related party of $198,359 and stock based compensation-consultants in the amount of $632,107 in the current fiscal quarter, and to costs associated with diversification of the Company’s product lines, expansion of facilities, increased professional fees, and higher general and administrative expenses.

Liquidity and Capital Resources

We had cash and cash equivalents of $519,365 as of June 30, 2006. We also had $900 of accounts receivable, prepaid expenses of $252,222, and $161,016 of cash deposits held by others. The Company also had net fixed assets of $1,770, making our total assets at June 30, 2006 equal to $935,273.

Our total current liabilities as of June 30, 2006 consisted of $68,507 of accounts payable, $90,333 of accrued expenses, and $1,188,077 of Notes Payable. The Notes payable portion of current liabilities consisted of notes payable to related parties of $708,132 less discounts of $167,704, and notes payable to others of $905,808 less discounts of $258,159. The total of current liabilities at June 30, 2006 was $1,346,917. The company also had long term liabilities consisting of notes payable to unrelated parties of $19,161 ($700,000 less discounts of $680,839), liability attributed to the beneficial conversion feature of the convertible notes in the amount of $1,258,782, and liability associated with the issuance of detachable warrants in the amount of $3,681,105. The total of long- term liabilities at June 30, 2006 was $4,959,048. The total liabilities as of June 30, 2006 were $6,305,965.

During the three months ending June 30, 2006, the Company had sales revenues of $425, and $5,928 of direct costs of operations, resulting in gross operating deficit of $(5,503). The Company incurred other expenses of $1,204,631, resulting in a net loss from operations of $(1,210,134).

The Company has financed its operations through new financing in the form of sale of callable secured convertible notes payable to four accredited investors. During the fiscal quarter, the Company received proceeds from this financing, as described in detail in the notes to financial statements. At the end of the fiscal quarter, the Company had cash and cash equivalents of $519,365. The Company incurred direct finance charges in connection with the placement of the Convertible Notes in the amount of $96,000. In addition, the Company expensed finance charges attributable to the issuance of warrants in connection with the Convertible Notes in the amount of $4,040,569, amortization of the discount of the convertible debt in the amount of $19,161, and $3,452 of accrued interest payable on the long term note payable of $700,000.

After taking into account the foregoing accrued interest expenses and financing costs and other expenses attributable to the change in fair value of warrants and value of derivative liability, in the total amount of $4,629,723, and provision for income taxes of $800, the financial net loss for the three months ended June 30, 2006 was $(5,840,657).

Results of Operations for the Fiscal Years ended March 31, 2006 and March 31, 2005

	2006	2005
Income Statement Data
Revenue from operations	69,340	$5,504,036
Gross profit (Loss)	27,313	$2,790,547
Income (Loss) from operations	(848,858)	$1,015,846
Net Income (Loss)	(2,036,561)	$502,413
Net Income (Loss) per Share	(.12)	$.02
Balance Sheet Data
Total Assets	685,118	$1,149,753
Total Liabilities	1,045,590	$512,680
Stockholders’ Equity (deficit)	(360,472)	$637,073

Year Ended March 31, 2006 Compared to Year Ended March 31, 2005

The net loss for the fiscal year ended March 31, 2006 was ($2,036,561) after taking into account the loss on distribution of discontinued operations of ($1,209,636), compared with net income of $502,413 for the fiscal year ended March 31, 2005. The primary reason for the decrease was that the Company divested itself of certain operations in order to focus on Aquair, whereas the Company had experienced a strong demand for its nutraceutical products in the previous fiscal year, which in turn were the result of the expenditure of significant advertising and marketing funds in the fiscal year ending March 31, 2004. The Company generated gross revenues of $69,430 during the twelve months ended March 31, 2006 compared with gross revenues of $5,504,036 in the previous fiscal year ended March 31, 2005. For purposes of comparison of the balance sheet and operations of the continuing entities only, please see Notes to Financial Statements, Note 3 - Pro Forma Financial Statements of Continuing Operations.

During the fiscal year ended March 31, 2006, the Company recognized prepaid compensation in the amount of $189,410 for warrants and options issued to consultants and attorneys for services to be rendered to the Company. In addition, the Company expensed $72,177 in rent paid to a company owned by a related party during the year ended March 31, 2006. During the current fiscal year ended March 31, 2006, no stock based compensation was issued by the Company except as described in Footnotes to Financial Statements, Note 12 “Options and Warrants.” By contrast, in the prior fiscal year, the Company issued $225,500 in stock based compensation issued to officers, directors, founders and attorneys for services rendered.

The Company expended no cash for salaries and wages during fiscal year ended March 31, 2006 as compared to $249,438 during the fiscal year ended March 31, 2005. The reason for the decrease in this category of expense is primarily attributable to the distribution of the Amerikal subsidiary during the fiscal year. However, the Company paid cash of $207,352 for outside consulting services during the current fiscal year, as compared to $218,317 spent in this category during the prior fiscal year. The Company believes that it is likely to continue to hire consultants on an as-needed basis in the future, which will likely be reflected as an increase in this category of expense in the future. The Company anticipates paying salaries and wages to its officers during the future, based upon the availability of cash to do so.

The Company’s general and administrative expenses decreased to $254,810 in the current fiscal year from $256,201 a year prior. In the fiscal year ended March 31, 2005, the Company paid $300,000 in cash to acquire the right to distribute certain products in Indonesia through its Amerikal subsidiary, which was the fair value of the rights on the date of purchase. The Company was amortizing the value of this asset over a period of three (3) years, which was the useful life of the distribution agreement. During the fiscal year ended March 31, 2006, the net value of this intangible asset was distributed along with other net assets of Amerikal. During the fiscal year ended March 31, 2006 the Company had no fixed assets after the distribution of net assets of the Amerikal subsidiary, compared to $18,347 in the prior fiscal year. Accordingly, the Company did not recognize any expense for depreciation or amortization in the fiscal year ended March 31, 2006, compared to $76,430 of similar expenses in the fiscal year ended March 31, 2005.

The Company spent $10,946 in advertising and marketing in fiscal year ending March 31, 2006, compared with spending $588,074 the prior fiscal year. The primary reason for the decrease in advertising expenditures was the distribution of the Amerikal subsidiary during the fiscal year, and the Company’s decision to focus upon sales and distribution of atmospheric water generating equipment under its Aquair subsidiary during the remainder of the fiscal year. While the Company’s reduction in expenditures for advertising and marketing in the most recent fiscal year may have an adverse impact upon immediate future sales growth, the Company is planning an aggressive advertising and marketing campaign for its Aquair product lines in the coming fiscal year.

The Company has made a provision for federal and state income taxes in the amount of $(314) during the fiscal year ending March 31, 2006, as compared with a provision for federal and state income taxes in the amount of $440,364 during the fiscal year ending March 31, 2005. The primary reason for the reduction in accrued income tax liability is the net loss from operations incurred by the Company in its current fiscal year, as compared to net income earned in the prior fiscal year.

The Company accrued interest expenses on notes payable in the amount of $53,002 during the current fiscal year, and incurred finance charges attributable to warrants issued to related parties in the amount of $181,769 and finance charges attributable to warrants issued to unrelated parties in the amount of $125,133 during the year ended March 31, 2006. The Company also recognized a gain of $10,000 on the sale of its rights to the URL On Line Surgery during the fiscal year. After taking into account interest income, the Company incurred total other expenses of $349,621 in the current fiscal year, as compared to $73,069 of other expenses in the fiscal year ended March 31, 2005.

Interest income decreased from $1,370 the previous fiscal year to $283 during the fiscal year ending March 31, 2006.

Liquidity and Capital Resources

At March 31, 2006, the Company had $346,661 of cash or cash equivalents available, as compared to $159,661 of cash or equivalents at March 31, 2005. The Company had $176,022 of prepaid expenses and prepaid inventory at March 31, 2006 compared to $7,967 of similar prepaid expenses in the prior period ended March 31, 2005. The primary source of the increase balance sheet categories is the proceeds from notes payable discussed below and in the Notes to Financial Statements, Note 5-Notes Payable.

At March 31, 2006, the Company had accumulated earnings (deficit) of ($1,693,794) as compared to net accumulated earnings of $342,767 in the fiscal year ended March 31, 2005. The primary reason for the change in accumulated earnings of the company was the loss attributable to the distribution of its Amerikal subsidiary in the amount of ($1,209,636). Net cash (used) by operating activities was ($1,390,907) for the fiscal year ended on March 31, 2006, compared to $328,822 of net cash provided by operating activities for the year ended March 31, 2005.

Net cash (used) by investing activities in the year ended March 31, 2006 was ($36,033), as compared to ($319,777) of cash used to acquire fixed and intangible assets during the fiscal year ended March 31, 2005.

The company generated net cash from financing activities in the amount of $1,613,940 during the current fiscal year, as compared to net cash (used) by financing activities in the prior fiscal year of ($30,429). The reason for the foregoing change in net cash from financing activities was as follows: in order to supplement its cash flow requirements, as of March 31, 2006, the Company raised capital through a private placement financing wherein the company issued a combination of debt in the form of promissory notes and equity in form of warrants to purchase Company Common Stock. In total, the Company issued promissory notes for a total of $1,613,940 in the fiscal ended March 31, 2006. In view of the demand for the Company’s launch of its product lines of water generating and cleansing equipment and technologies under Aquair, it is anticipated that the Company will be required to seek out additional sources of financing in the near future. The Company has recently announced the placement of secured convertible promissory notes in the amount of $2 million as of June 2006. See Notes to Financial Statements, Note 16, Subsequent Events. However, there is no certainty that this amount of investment capital will be sufficient to fulfill the Company’s future cash flow needs, and therefore the Company may be required to seek additional sources of financing in the future. Again, there can be no assurance that the Company will be successful in locating such alternate sources of financing or that the terms of any such financing will be favorable to the Company. If, after utilizing the existing sources of capital available to the Company, further capital needs are identified and the Company is not successful in obtaining the financing, it may be forced to curtail its existing or planned future operations.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements, that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

BUSINESS
Form and Year of Organization

R.G. Global Lifestyles, Inc. (the “Company”), was originally incorporated in California on July 12, 1985 as International Beauty Supply Ltd. The name of the corporation was changed on May 28, 1993 to L.L. Knickerbocker Co., Inc., and thereafter on January 9, 2003 to the present name, R.G. Global Lifestyles, Inc.

Bankruptcy

Since its inception, the Company, under prior management teams, was involved in several businesses and engaged in various consumer, retail and commercial ventures, which ultimately proved unsuccessful. On August 15, 2002, the Company’s Chapter 11 Debtor in Possession reorganization plan with the US Bankruptcy Court, Central District of California was approved after an involuntary petition was filed by certain of the Company’s creditors. The Company liquidated its assets in full satisfaction of its creditors’ claims and was discharged from the bankruptcy on September 6, 2002. The Company ceased filing reports with the Securities and Exchange Commission in 2001 and became delinquent in its filing obligations after its September 30, 2001 quarterly financial report.

Reverse Merger

Subsequent to the bankruptcy reorganization, the Company sought alternative business opportunities and worked to develop the Company’s new business plan through merger and consolidation with other entities. In furtherance of this plan, in July of 2004, the Company entered into an Agreement and Plan of Reorganization, (the “Plan of Reorganization”), among Amerikal International Holding, Inc. (“AIH”), the Company, Horst Geicke, and the shareholders of Amerikal International Holding, Inc. (the “AIH Shareholders”). Pursuant to the Plan of Reorganization, the Company acquired all of the outstanding shares of AIH from the AIH Shareholders in exchange for the issuance by the Company to the AIH Shareholders of an aggregate of 1,934,880 shares of the Company’s Common Stock (“Common Stock”). The Plan of Reorganization also provided for the transfer by an entity controlled by Horst Geicke to the AIH Shareholders of an aggregate of 16,630,607 shares of the Company’s Common Stock held by the entity in exchange for nominal consideration. Prior to the consummation of the transactions contemplated by the Plan of Reorganization, Horst Geicke beneficially held 90% of the outstanding Common Stock of the Company. Immediately following the transactions, the Company had an aggregate of 21,462,000 shares of Common Stock issued and outstanding, and the AIH Shareholders held an aggregate of 18,530,607 shares, or 86.34%, of the Company’s Common Stock issued and outstanding. Thus, at the close of the transactions, the former shareholders of AIH controlled the voting power of a majority of the Company’s Common Stock. The Common Stock issued in the course of the reverse merger transaction was recorded at the net book value of the Company’s assets on the acquisition date. As a result of the reverse merger, the Company caused AIH to be acquired by the Company pursuant to a Certificate of Ownership filed with the California Secretary of State on August 12, 2004 and Articles of Merger filed with the Nevada Secretary of State on August 17, 2004. The Company continued as the surviving entity in the reverse merger, and held AIH as a wholly owned subsidiary (“Amerikal”).

Aquair, Inc.

In October, 2004 the Company formed Aquair, Inc. as a wholly owned subsidiary and California corporation (“Aquair”). Aquair was formed to fulfill the Company’s mission to distribute environmentally friendly water generating equipment that creates purified drinking water from air for residential and commercial uses, distribute anti-microbial and anti-scaling technology worldwide, and to pursue other water-related technologies and opportunities.

Reinstatement on OTC Bulletin Board

In January 2005, the Company received clearance for quotation of its Common Stock on the over-the counter Bulletin Board (“OTC Bulletin Board”), under the symbol “RGBL.”

Amerikal Nutraceutical Corporation

On October 1, 2005 the Company distributed its wholly owned subsidiary Amerikal to a group of founding AIH shareholders in exchange for approximately 7,500,000 million shares of Common Stock of the Company. The distribution reduced the outstanding shares of the Company at that time from approximately 25 million to approximately 17 million, and allowed management to concentrate its efforts on implementing and executing its Aquair business plan. As part of the distribution, the purchasing shareholders set aside 315,561 shares of Company Common Stock into an escrow account as a reserve against any unforeseen liabilities arising from the distribution. The Company does not anticipate recognition of gain or loss as a result of the distribution.

On Line Surgery, Inc.

In January 2005, the Company issued 200,000 shares of its restricted Common Stock to acquire rights to an Internet portal known as On Line Surgery. Subsequently, in the quarter ended June 30, 2005, the Company formed On Line Surgery, Inc. as a wholly owned subsidiary and California Corporation (“On Line Surgery”), to develop the advertising potential of this web portal for the Company’s then existing nutraceutical product line, as well as to generate advertising revenue from physicians and other potential customers.

During the quarter ending December 31, 2005, the Company sold its rights to the url “www.onlinesurgery.com”, the sole asset related to On Line Surgery, for $20,000. On Line Surgery never commenced operations, and was dissolved by the Company during the fourth quarter of the fiscal year ended March 31, 2006.

Business of Issuer

Aquair

After the distribution of Amerikal and sale of assets related to Online Surgery during the fiscal year March 31, 2006, the Company only has remaining operations in its sole subsidiary Aquair.

Aquair distributes licensed environmentally-friendly atmospheric water generating equipment that creates purified drinking water from air for residential and commercial uses, and converts brackish, polluted, or grey water to purified water. Aquair plans to distribute (i) “anti-microbial” water technology; (ii) “anti-scaling” water technology; (iii) potable bottled water generated from commercial and industrial water generation and filtration technologies; (iv) potable water via mobile air to water units in geographic regions where no solution exists for purified drinking water; and (v) other water-related technologies.

Aquair’s marketing strategy will focus on customers in medical related businesses, home shoppers via television and internet, pharmaceutical related businesses, large businesses within office buildings, large construction companies, maritime vessels and offshore rigs, and large restaurant and grocery store chains. Additionally, the Company will pursue government agencies through its agent Policy Impact.

Principal Products and Services, and Distribution Methods

After the distribution of Amerikal and sale of assets related to Online Surgery during the fiscal year March 31, 2006, the Company only has remaining products and services, and distribution methods in its sole subsidiary Aquair

Aquair markets and distributes atmospheric water generators that precipitate drinking water from air for residential and/or small office uses. The water generating machine has been tested in various locations. As of March 31, 2006, the Company has sold units to customers in the U.S. and Asia, and anticipates further sales. Aquair continues to search for new manufacturers of similar and/or improved atmospheric water generators and may add different suppliers or switch suppliers altogether in the future as opportunities arise.

Aquair has acquired the right to distribute and sell Munters Corp. (“Munters”) atmospheric water generating equipment products to the commercial and residential building industry, government agencies, shipping industry and the oil and gas industry. Additionally, Aquair has the right to bottle potable water generated by Munters new patented technology. This agreement is effective worldwide, with the exclusion of Thailand, Indonesia, Singapore and Malaysia.

Aquair had distributed its atmospheric water generation products directly to customers, but plans to utilize strategic partners, and redistribution and/or reseller channels to increase sales volume.

In furtherance of this plan, Aquair has: (1) contracted with Locke Media whereby Locke is the exclusive distributor in Vietnam for the Company’s home/office model of atmospheric water generators; (2) entered into a relationship with Entech Sales and Service, whereby Entech will work in conjunction with Aquair and Munters in the engineering, design and bidding on sales of total water solutions using Aquair licensed products and technology; and (3) entered into a strategic alliance with Hendrx Corp. to share in the manufacture and marketing of advanced reverse osmosis filtration systems, air-to-water technology, and anti-scaling technology.

Status of Publicly Announced New Products and Services

On April 10, 2006, Aquair announced that it is the sole worldwide distributor and marketer to the proprietary air to water filtration products using Peltier technology manufactured by M&T Technologies LLC. The first product to be manufactured will be the home/office model atmospheric water generator. Initially Aquair will market and distribute the products as manufactured by M&T; at a later date, Aquair will be granted a license by M&T to manufacture, market and distribute the newly developed products using the Peltier technology.

As previously announced in the Company’s Form 10-QSB as of December 31, 2005, Aquair is still in ongoing negotiations to partner with Roam Chemie, a privately-held industrial chemical company located in Belgium, to enter into a definitive agreement to distribute and market a select group of their proprietary chemical compounds and unique water treatment products worldwide. The parties have executed a non-binding letter of intent, and anticipate an executed definitive agreement in the following quarter.

As previously announced in a press release dated March 10, 2006, Aquair is engaged in continued negotiations to retain Farrah Fawcett as a celebrity spokesperson for Aquair products. At that time the parties had entered into a non-binding letter of intent, however, Aquair is uncertain whether a definitive agreement will be reached.

Competition

After the distribution of Amerikal and sale of assets related to Online Surgery during the fiscal year March 31, 2006, the Company only has remaining competition in relation to the operations, products and markets of its sole subsidiary Aquair.

The international market for water generation, water treatment and bottled water is substantial. Our key competitors in the bottled water industry include Nestle, Danone, Coca-Cola, and PepsiCo. Our key competitors in the residential and small office water generation sector are Nestle and DS Waters. Our key competitors in the water filtration market include Kinetico, Culligan, Rainsoft and Oasis.

Many of these competitors have established histories of operation and greater financial resources than the Company, enabling them to finance acquisitions and development opportunities, to pay higher prices for the same opportunities, and to develop and support their own operations. In addition, many of these companies have greater name recognition. These companies might be willing to sacrifice profitability to capture a greater portion of the market for products similar to those manufactured or distributed by the Company or pay higher prices than the Company would for the same expansion and development opportunities. Consequently, the company may encounter significant competition in its efforts to achieve its growth objectives.

Principal Suppliers

After the distribution of Amerikal and sale of assets related to Online Surgery during the fiscal year March 31, 2006, the Company only has remaining principal suppliers that relate to the products of its sole subsidiary Aquair.

During the fiscal year ended March 31, 2006, the Company was supplied with its atmospheric water generator products by Munters and Dong Yang. However, moving forward the Company intends to have Munters and Hendrx be the principal suppliers of the Company’s atmospheric water generation products, as well as any other suppliers that the Company deems appropriate for this product sector and its other planned technologies.

Dependence on One or a Few Major Customers

After the distribution of Amerikal and sale of assets related to Online Surgery during the fiscal year March 31, 2006, the Company’s sole remaining sale activity involved the sale of water generator equipment in the United States and Asia through its Aquair subsidiary. During the fiscal year ended March 31, 2006, the Company’s sales were showed the following concentrations: export sales as a percentage of revenues were 84.4% and 100% for the twelve months ended March 31, 2006, and 2005 respectively. During the twelve months ended March 31, 2006 and 2005, for continuing operations, sales to a single customer were 84.4% and 100% of total sales, respectively. For discontinued operations (Amerikal Nutraceutical Corporation), during the twelve months ended March 31, 2006 and 2005, sales to a single customer were 58.5% and 80.6%, respectively.

Intellectual Property

After the distribution of Amerikal and sale of assets related to Online Surgery during the fiscal year March 31, 2006, the Company only has remaining intellectual property issues in relation to its sole subsidiary Aquair. The Company did not have any intangible assets on its balance sheet as of March 31, 2006; however, the Company owns several live trademarks, including the word mark “Aquair.”.

The Company distributes Munters products under licenses granted by Munters. The technology underlying Aquair’s products licensed from Munters is protected by three patents owned by Munters and others pending.

Government Approval

After the distribution of Amerikal and sale of assets related to Online Surgery during the fiscal year March 31, 2006, the Company only has remaining government approval issues in relation to the products of its sole subsidiary Aquair

For Aquair, government approval was not applicable during the fiscal year ended March 31, 2006, however the Company plans on distributing certain water “anti-microbial” technologies which may require, depending on product usage, certain approvals, licensing and/or permits from the United States Food and Drug Administration or their similar counterpart agencies overseas.

Effect of Any Existing or Proposed Government Regulations

None.

Research and Development Costs

For the fiscal year ended March 31, 2006, the Company spent $4,086 on laboratory work and product development expenses in testing of the Aquair products.

Cost and Effects of Compliance with Environmental Laws and Regulations

Not applicable.

Employees

As of March 31, 2006, the Company employed three employees comprised of the Company’s Chief Executive Officer, Chief Financial Officer and Vice President of Sales. The Company retains consultants on an as needed basis, and may need to hire additional employees during the fiscal year ending March 31, 2007.

Property

On October 1, 2004, Aquair entered into a month-to-month rental agreement with Pinnacle International, Inc., a California corporation which is wholly owned by Louis Knickerbocker (“Pinnacle”), the Chief Executive Officer and Chairman of the Board of Directors of the Company. The agreement is for 3,000 square feet of office space located at 30021 Tomas, Suite 200, Rancho Santa Margarita, California 92688 and office support services at a fair market rate of $6,000 per month. During the fiscal year ended March 31, 2006, the Company expensed $72,177 of rent to related party under this agreement.

Legal Proceedings

On August 30, 2005 the Company was served with a lawsuit filed as Case No. 05CC09548 in Orange County, California Superior Court. In the complaint, Universal Communications Systems, Inc. and its subsidiary Atmospheric Water Technologies, Inc. allege defamation, interference with prospective economic advantage, and false advertising, and seek compensatory damages amounting to $75,000, punitive damages of $10,000,000, and costs against the Company. The Board of Directors believes these claims to be without merit, and has engaged legal counsel to strongly defend these claims. Through our legal counsel, the Company has caused the appropriate legal pleadings to be filed to dismiss the Complaint in this case. The Company believes that any liability it may incur in connection with this case will not have a material adverse effect upon its financial condition or its results of operations.

On July 7, 2006, the Company was served with a lawsuit for “injunctive, declaratory relief and damages” filed by plaintiffs H2O Liquid Air, LLC and H2O Liquid Air of Florida, LLC on June 10, 2006 in the United States District Court, Southern District of Florida, Miami Division against the Company and eight other defendants. The complaint alleges ten “counts”, although only three counts are directed at the Company: unfair competition under common law, statutory infringement under section 32 of the Lanham Act, and interference with a distribution agreement. Plaintiffs ask for compensatory and punitive damages as later determined in amount, and costs. The Board of Directors believes these claims to be without merit, and will be defended by legal counsel engaged by co-defendant Munters Corp. to strongly defend these claims. Through our legal counsel, the Company will cause the appropriate legal pleadings to be filed to dismiss the Company from the case. The Company believes that any liability it may incur in connection with this case will not have a material adverse effect upon its financial condition or its results of operations.

Other than the foregoing, presently, neither the Company nor its wholly owned subsidiaries are party to any litigation and the Company is not aware of litigation, either pending or threatened. Neither the Company nor its subsidiaries has been the defendant or plaintiff in any litigation, since the discharge from bankruptcy of the Company attributable to its predecessor L.L. Knickerbocker Company, Inc.

MANAGEMENT

Directors and Executive Officers

Our officers and directors shall serve until the Company’s next Annual Shareholder’s Meeting. Our directors and officers as of the date of this prospectus are as follows:

Name	Age	Position
Lou Knickerbocker	65	Director, Chief Executive Officer, President
William C. Hitchcock	56	Chief Financial Officer, Treasurer
Grant King	55	Director, Chief Operations Officer
Joseph Murray	35	Director, VP Operations, Secretary
Horst Geicke	51	Director
Budy Hartono	40	Director
Steve Ritchie	63	Director

Louis L. Knickerbocker, Director, Chief Executive Officer, President and Chairman of the Board, is experienced in management, sales and marketing, and real estate sales and finance. He served as Chairman of the Board and Chief Executive Officer of the Company’s predecessors, International Beauty Supply, Ltd. and L.L. Knickerbocker Co., Inc. L.L. Knickerbocker Co., Inc. completed Chapter 11 Debtor in Possession reorganization with the US Bankruptcy Court, Central District of California in 2001. From 2001 to 2002 Mr. Knickerbocker served as Chief Financial Officer of American Bankers. From 2002 to the present Mr. Knickerbocker has served as Chief Executive Officer of Pinnacle International. Mr. Knickerbocker is a graduate of Santa Monica College with a major in Economics and is currently a licensed realtor and broker. Mr. Knickerbocker devotes approximately thirty hours per week to his duties as Chief Executive Officer of Pinnacle International. In addition, Mr. Knickerbocker currently devotes approximately fifty hours per week to his duties as Chief Executive Officer and Chairman of the Board of the Company.

Grant King, Director and Chief Operations Officer, has served as General Manager and Managing Director of two major manufacturing and export companies in Bangkok since 1990. From September 1996 to September 2000 Mr. King served as President of various wholly owned subsidiaries of the Company’s predecessor, L.L. Knickerbocker Co., Inc. From 1997 to July 2003, he served for six years as president and CEO of L.L. Knickerbocker (Thai) Co. Ltd. in Thailand. He was responsible for the day-to-day operations that included planning, business development, fiscal controls, and sales and marketing. Mr. King has had contact with many internationally based public companies and is well known within the business community of several South East Asian countries. Currently, Mr. King devotes his professional services entirely to the Company and is not involved with any other company.

William C. Hitchcock, Chief Financial Officer and Treasurer, holds an LL.M in taxation and international studies from New York University, and a J.D. degree from the University of California at Davis. Mr. Hitchcock served as a director of Amerikal International Holdings from February 2004 to July 2004, when it merged with the Company’s predecessor. From July 1999 to the present he has owned and operated a full service tax preparation and tax representation business under the name Bottom Line Financial, LLC. In addition, he has served as a director of Al Barker Insurance since September 1999. In addition to time spent managing his tax consulting business, Mr. Hitchcock devotes forty hours per week to his duties as Chief Financial Officer of the Company.

Horst Geicke, Director, obtained an MBA from Hamburg State University in Germany in 1977. He was a commodity trader in food in Germany, the UK and Brazil and then moved to the Far East in 1981. He founded Geicke HK Ltd. in 1981 and Pacific Alliance Group, which handles corporate finance and fund management, in 1994, and he currently runs these holding companies. He has served as President of the German Chamber of Commerce in Hong Kong in 1995, 1996, 2003 and 2004 and has been a Director of the Hong Kong -Thailand Business Council as well as the German Business Association of Hong Kong since 2002. Mr. Geicke served as the Company’s sole director from April 2004 through July 2004. He has also been a member of the Advisory committee of the Secretary of Industry of Hong Kong Government since 2004. Mr. Geicke devotes approximately five hours per month to his role as a director of the Company.

Budy Hartono, Director, spent more than 20 years in executive management for a regional-based company in South East Asia, overseeing the operations of their health and beauty business group, where his experience included forecasting, planning and creative marketing. Since January 2000 he has served as Director of PT Pacific Image International, a marketing company. Mr. Hartono devotes approximately five hours per month to his services as a director of the Company.

Steve Ritchie - Director, retired Brig. Gen. USA, Gen. Ritchie became an advisory board member to the Company in August, 2005 and subsequently became a Director in October, 2005. Prior to joining the Company in these positions, Mr. Ritchie had a career in the US Air Force, culminating with the rank of Brigadier General.

Joseph Murray - Director, VP Operations, Secretary, obtained a B.A in Physics and a B.A. in Business Administration from Wesleyan University, Bloomington, IL in 1993 and 1994. Prior to joining the Company, Mr. Murray worked for Northrop Grumman from January 2002 to May 2005 as a mobile technical director; and for Iway, from June 2001 to December 2002 as Vice President of Technology; and Volt from January 2000 to July 2001 as a technical lead and project manager. Currently, Mr. Murray devotes his professional services entirely to the Company and is not involved with any other company.

There are no family relationships among our directors and executive officers. Louis L. Knickerbocker was involved with the Company’s predecessor when an involuntary petition for Chapter 11 bankruptcy was filed by certain of its creditors in 2001. No other director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past five years. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past five years. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past five years. No director or officer has been found by a court to have violated a federal or state securities or commodities law during the past five years.

None of our directors or executive officers or their respective immediate family members or affiliates are indebted to us. As of the date of this prospectus, there is no material proceeding to which any of our directors, executive officers or affiliates is a party or has a material interest adverse to us.

Executive Compensation

The following table sets forth the total compensation earned by or paid to our executive officers for the last three fiscal years.

			ANNUAL			LONG TERM COMPENSATION
			COMPENSATION			Awards		Payouts
	Fiscal Year ending March 31		Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation
			($)	($)	($)		(#)	($)	($)
Louis L. Knickerbocker	2006	(3)	0	0			4,008,000
	2005		0	0		520,000
	2004		0	0

Grant King	2006		0	0			1,992,000
	2005		0	0		120,000
	2004		0	0

William C. Hitchcock	2006	(4)	36,000	0			1,008,000
	2005		9,000	0		280,000
	2004		0	0

Joseph Murray	2006	(5)	0	0			1,008,000
	2005		0	0
	2004		0	0

Horst Geicke	2006		0	0
	2005		0	0
	2004		0	0

Budy Hartono	2006		0	0
	2005		0	0		120,000
	2004		0	0

Steve Ritchie	2006		0	0
	2005		0	0			100,000
	2004		0	0

Bruce Thomsen (1)	2006		0	0
	2005		0	0		120,000			15,000
	2004		0	0

Herrie Tantono (2)	2006		21,717	0
	2005		43,433	0		520,000
	2004		0	0

(1) Resigned from Board of Directors on April 26, 2006.
(2) Resigned from all positions with the Company on September 30, 2005.
(3) On May 1, 2006, Mr. Knickerbocker began receiving a salary of $9,155/month.
(4) On May 1, 2006, Mr. Hitchcock’s salary increased to $7,500/month.
(5) On May 1, 2006 Mr. Murray began receiving a salary of $7,500/month.

Executive Employment Agreements

The Company has no written executive employment agreements with its executives.

Indemnification of Directors and Officers

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the California Corporations Code, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of RG Global Lifestyles, Inc. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of RG Global Lifestyles, Inc. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by California law.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in RG Global Lifestyles, Inc. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us. RG Global Lifestyles, Inc. has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s only related party transaction is the month-to-month rental agreement with Pinnacle International, Inc., a California corporation which is wholly owned by Louis Knickerbocker (“Pinnacle”), the Chief Executive Officer and Chairman of the Board of Directors of the Company. The agreement is for 3,000 square feet of office space located at 30021 Tomas, Suite 200, Rancho Santa Margarita, California 92688 and office support services at a fair market rate of $6,000 per month. During the fiscal year ended March 31, 2006, the Company expensed $72,177 of rent to related party under this agreement.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding our shares of outstanding Common Stock beneficially owned as of the date of this prospectus by (i) each of our directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each other person who is known by us to own beneficially more than 5% of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)		Percent Ownership as of August 25, 2006
Louis L. Knickerbocker	5,315,834	(2)	30.1%
Grant King	605,000	(3)	3.4%
Horst Geicke	1,086,500		5.7%
William C. Hitchcock	490,000	(4)	2.8%
Budy Hartono	2,887,466		15.2%
Joseph Murray	210,000	(5)	1.2%
Steve Ritchie	100,000		*
All directors and executive officers as a
group (7 individuals)	10,694,800		60.6%

(1)	Beneficial ownership is determined pursuant to Rule 13d-3 under the Act.
(2)	Includes options exercisable within 60 days of August 25, 2006 to purchase 835,000 shares of Company common stock,
(3)	Includes options exercisable within 60 days of August 25, 2006 to purchase 415,000 shares of Company common stock.
(4)	Includes options exercisable within 60 days of August 25, 2006 to purchase 210,000 shares of Company common stock.
(5)	Includes options exercisable within 60 days of August 25, 2006 to purchase 210,000 shares of Company common stock.
*	Less than 1%

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share and 10,000,000 shares of $.001 par value preferred stock. The following is a summary of certain provisions of our capital stock, certificate of incorporation and bylaws.

Common Stock

As of August 21, 2006, there are 17,650,000 shares of Common Stock outstanding, which are held of record by approximately 282 stockholders.

The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

6% Callable Convertible Secured Notes

The shares of Common Stock being sold will be issued to the Selling Stockholders upon conversion of the principal amount plus interest accrued thereon of the 6% Callable Secured Convertible Notes in the collective principal amount of $2,000,000 (the "Notes"). As of the date of this Prospectus, we have issued $700,000 of the total $2,000,000 Notes. An additional $600,000 of Notes is issuable upon the filing of this registration statement and the remaining $700,000 of Notes is issuable upon the effectiveness of this registration statement.

The conversion rate of the Notes is based upon 50% of the Market Price of our stock at the time of conversion. "Market Price" means the average of the lowest three trading prices for the Common Stock during the twenty day period ending one trading day prior to conversion as reported on the OTC Bulletin Board. If Notes representing the principal sum outstanding of $1,300,000 were converted on August 25, 2006, they would have been converted into 4,561,404 shares of Common Stock, representing 25.8% of the issued and outstanding shares. However, each of the holders of these Notes have agreed not to own more than 4.99% of our issued and outstanding Common Stock at any time.

Section 4(e) of the Securities Purchase Agreement with our Selling Stockholders prohibits us from obtaining additional equity financing involving the sale of convertible securities, an indeterminable amount of Common Stock at a discount to market or warrants, without first obtaining the consent of the Selling Stockholders, for a period ending on the later of 270 days from June 6, 2006 or 180 days from the effectiveness of this registration statement. In addition, we granted the Selling Stockholders a right of first refusal on future offerings for a period in excess of two years.  The right of first refusal is subject to certain exclusions, including, a capital raise involving a firm commitment underwritten public offering for in excess of $1,500,000, issuances associated with mergers, acquisitions and joint ventures, and issuances under stock option plans.

Subject to the restrictions and the right of first refusal set forth in Section 4(e) of the Securities Purchase Agreement, we may seek additional financing which may result in the issuance of additional shares of our Common Stock and/or rights to acquire additional shares of our Common Stock. The issuance of our Common Stock in connection with such financing may result in substantial dilution to the existing holders of our Common Stock who do not have anti-dilution rights. Those additional issuances of our Common Stock would result in a reduction of an existing holder's percentage interest RG Global.

Section 4(i) of the Securities Purchase Agreement with our Selling Stockholders provides that so long as a Selling Stockholder beneficially owns any Notes or Warrants, RG Global shall maintain its corporate existence and shall not sell all or substantially all of it’s assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company’s assets, where the surviving or successor entity in such transaction (i) assumes the Company’s obligations, and (ii) is a publicly traded corporation whose Common Stock is listed for trading on the OTCBB, Nasdaq, Nasdaq SmallCap, NYSE or AMEX.

Warrants issued to Ascendiant Securities, LLC

Pursuant to an engagement agreement for financial advisory services, the Company issues 640,000 Warrants, each to purchase on share of the Company’s Common Stock to Ascendient Securities, LLC. Each warrant is exercisable to purchase one share of our common stock for an exercise price of $0.80 beginning on the date the units are separated through the date which is seven years from the date of issuance. The Warrants carry standard anti-dilution and protective provisions.

DESCRIPTION OF THE PRIVATE PLACEMENT

On June 6, 2006, we entered into a Securities Purchase Agreement with four investors pursuant to which they have the right to acquire 6% Callable Secured Convertible Notes (the “Notes”) in the aggregate principal amount of $2,000,000, together with stock purchase warrants to acquire 4,000,000 shares of RG Global's Common Stock. These warrants are not the subject of this registration statement.  Simultaneously with the entry into these Securities Purchase Agreements, on June 6, 2006, the four investors purchased callable secured convertible notes for an aggregate of $700,000.   Pursuant to the Securities Purchase Agreement, within five days of the initial filing of this registration statement on July 21, 2006, the four investors purchased additional Notes in the aggregate amount of $600,000. Furthermore, pursuant to the Securities Purchase Agreement, within five days of the effectiveness of this registration statement, the four investors are conditionally obligated to purchase additional Notes in the aggregate amount of $700,000.

The obligation to purchase the additional Notes upon effectiveness of the Registration Statement is conditioned upon RG Global satisfying the following:  (1) the Company’s representations and warranties contained in the Securities Purchase Agreement must be true and correct in all material respects on the date of purchase; (ii) there is no litigation, statute, rule, regulation, executive order, decree, ruling or injunction that has been enacted, entered, promulgated or endorsed by or in any court or government authority of competent jurisdiction or any self-regulatory organization having requisite authority which prohibits the transactions contemplated by the Securities Purchase Agreement; (iii) no event has occurred which could reasonably be expected to have a material adverse effect on the Company; (iv) the shares of common stock underlying the Notes and warrants have been authorized for quotation on the Over-The-Counter Bulleting Board (OTCBB) and trading in our common stock on the OTCBB has not been suspended by the SEC or the OTCBB; (v) the Company shall provide a legal opinion to the investors; and (vi) the Company shall provide certain certificates of its officers to the investors regarding the Company’s capitalization and truthfulness and correctness of its representations and warranties in the Securities Purchase Agreement.

The Securities Purchase Agreement also contains covenants and representations and warranties of the investors and the Company that are customary in transactions of this type. In particular, the Company has agreed to have authorized a sufficient number of shares of our common stock to provide for the full conversion of the Notes and exercise of the warrants then outstanding and to have reserved at all times for issuance at least two times the number of shares that is the actually issuable upon full conversion of the Notes and full exercise of the warrants. Furthermore, the Company has agreed not to negotiate or contract, without the prior written consent of a majority-in-interest of the investors, with any party to obtain additional equity financing that involves the issuance of common stock at a discount to the market price of the common stock on the date of issuance or the issuance of convertible securities that are convertible into an indeterminable number of shares of common stock or the issuance of warrants during the period beginning on June 6, 2006 and ending on the later of (i) 270 days from June 6, 2006 and (ii) one hundred eighty days (180) from the date the registration statement is declared effective by the SEC, subject to certain exceptions. Moreover, our common stock must remain listed on the OTCBB or an equivalent exchange, and must remain eligible to file a Form SB-2 or S-1 Registration Statement and we are prohibited from merging or consolidating with or into another company or transferring all or substantially all of our assets to another company.

The representations and warranties and covenants set forth in the Securities Purchase Agreement will survive all of the closings for a period of two years from the date that the last investment is completed. In addition, the representations, warranties and covenants are assignable to subsequent purchasers of the convertible debentures and warrants from the original buyers.

If the registration statement is not declared effective, the investors have no obligation to purchase the remaining $700,000 in Notes.

The Notes bear interest at 6% and are convertible at anytime prior to payment into shares of RG Global's common stock at a rate based on the trading price of the Company's common stock. The Warrants are exercisable into shares of common stock at price of $1.10 per share and expire on June 6, 2016. The conversion and exercise price of these securities are subject to an equitable adjustment for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events.

The actual number of shares of common stock issuable upon conversion of the convertible notes is based on a formula tied to the market price of the common stock. The conversion rate of the Notes is determined based upon fifty percent (50%) of the Market Price of our stock at the time of conversion. "Market Price" means the average of the lowest three (3) trading prices for the Common Stock as reported by the OTCBB during the trailing twenty (20) trading day period prior to the conversion date. The average of the three lowest closing bid prices of our common stock during the twenty (20) trading days before the date of this report was $0.57. Therefore, the notes can be converted to common stock at a rate substantially below the prevailing market price of the common stock at the time of conversion causing an immediate and significant dilution of our common stock. For example, if the Selling Stockholders had converted ten percent of the $1,300,000 in Notes outstanding on August 25, 2006, the Selling Stockholders would have received 456,140 shares of Common Stock, representing 2.6 % of the issued and outstanding shares, which the Selling Stockholders could sell at high volumes to drive the closing trading price downward.  As the closing trading price is driven downward, the Selling Stockholders could convert portions of the Notes at successively lower market rates, thereby causing a successively greater dilution of the then-existing stockholders, including the purchasers of stock from the selling stockholders, and causing a downward spiraling affect on the price of our stock.

The Selling Stockholders have contractually agreed to restrict their ability to convert their Notes and receive shares of our Common Stock such that the number of shares of Common Stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of Common Stock as determined in accordance with Section 13(d) of the Exchange Act

Subject to the restrictions and the right of first refusal set forth in Section 4(e) of the Securities Purchase Agreement, we may seek additional financing which may result in the issuance of additional shares of our common stock and/or rights to acquire additional shares of our common stock. The issuance of our common stock in connection with such financing may result in substantial dilution to the existing holders of our common stock who do not have anti-dilution rights. Those additional issuances of our common stock would result in a reduction of an existing holder's percentage interest in our company.

The shares of our common stock being offered by the selling security holders have not been registered for sale under the securities laws of any state as of the date of prospectus.

The Securities were not registered under applicable securities laws and were sold in reliance on an exemption from such registration. Each of the investors is an "accredited investor" and the Company believes that the issuance and sale of the Convertible Notes qualified for an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

The Securities are subject to certain demand and piggyback registration rights.  In particular, the Company was obligated to register 225% times the number of shares that would be convertible upon conversion of the Notes and accrued interest.  Pursuant to our obligation to register the securities, we have initiated this registration statement.  The Company has also agreed, that in the event it files a subsequent registration statement, it will include any remaining shares convertible upon conversion of the Notes.

SELLING STOCKHOLDERS

The Selling Stockholders are offering a total of up to 5,640,000 shares of our stock Common Stock. The Selling Stockholders are deemed “underwriters” within the meaning of the Securities Act of 1933 in connection with the sale of their Common Stock under this prospectus. We will pay the expenses of registering these shares. Of the Selling Stockholders, AJW Partners, LLC, AJW Offshore, LTD, AJW Qualified Partners, LLC, and New Millenium Capital Partners II, LCC are not broker-dealers or affiliates of broker-dealers, however, Ascendiant Securities, LLC is a broker-dealer registered with the United States Securities and Exchange Commission, and member of the National Association of Securities Dealers and Securities Investor Protection Corporation.

The column “Shares Owned After the Offering” gives effect to the sale of all the shares of Common Stock being offered by this prospectus. We agreed to register for resale shares of Common Stock by the Selling Stockholders listed below. The Selling Stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the Selling Stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this Prospectus. All information contained in the table below is based upon information provided to us by the Selling Stockholders and we have not independently verified this information. The Selling Stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Common Stock being registered.

Except as indicated below, none of the Selling Stockholders has held any position or office with us, nor are any of the Selling Stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no Selling Stockholder is the beneficial owner of any additional shares of Common Stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities.

Ascendiant Securities, LLC entered into a financial consulting agreement on March 21, 2006, with the Company whereby Ascendiant Securities LLC acts as a financial adviser and non-exclusive placement agent for the Company in connection with financings, including the private placement here. As compensation for the private placement here, Ascendiant Securities, LLC was paid the 640,000 warrants being registered hereunder, and 8% of the financing, which to date equals $104,000, but will equal an aggregate of $160,000 upon effectiveness of this registration statement when the last financing tranche ($700,000) will be paid to the Company. These are the only compensation fees paid by the Company to Selling Stockholders in connection with the private placement.

The financial consulting agreement between the Company and Ascendiant Securities, LLC terminates on September 21, 2006 but may be extended by mutual consent. Other than this agreement, there are no continuing relationships between the Company and Selling Stockholders.

The Selling Stockholders may, from time to time, offer and sell any or all of their shares listed in this table. Because the selling stockholders are not obligated to sell their shares, or they may also acquire publicly traded shares of our common stock, or they may not exercise Warrants relating to certain shares offered under this prospectus, we are unable to estimate how many shares they may beneficially own after this offering. For presentation of this table, however, we have estimated the percentage of our common shares beneficially owned after the offering based on assumptions that the selling stockholders exercise all Warrants for shares included in this offering and sell all of the shares being offered by this Prospectus.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering" column assumes the sale of all shares offered.

As explained below under "Plan of Distribution," we have agreed with the Selling Stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this Prospectus.

	No. of Shares	Shares Owned Prior To The Offering		Shares Owned After The Offering (4)
Selling Stockholder	included in Prospectus (1)	Number(2)	Percentage	Number	Percentage

AJW Partners, LLC (3)	510,000	510,000**	0.03**	0	0

AJW Offshore, LTD (3)	3,030,000	880,735**	4.99**	0	0

AJW Qualified Partners, LLC (3)	1,395,000	880,735**	4.99**	0	0

New Millenium Capital Partners II, LCC (3)	65,000	65,000**	0.004**	0	0

Ascendiant Securities, LLC	640,000 (5)	640,000	3.63	0	0

** Representing the aggregate maximum number and percentage of shares that the Selling Stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation based upon 17,650,000 shares of Common Stock issued and outstanding..

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of Common Stock issuable upon the conversion of the Notes is subject to adjustment depending on, among other factors, the future market price of the Common Stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the Notes, based on current market prices. Because the number of shares of Common Stock issuable upon conversion of the Notes is dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the Notes, if the secured convertible notes had actually been converted on August 25, 2006, the conversion price would have been approximately $0.285.

(2) The actual number of shares of Common Stock offered in this prospectus, and included in the registration statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Notes by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in accordance with Rule 416 under the Securities Act of 1933. However the note holders have contractually agreed to restrict their ability to convert their Notes and receive shares of our Common Stock such that the number of shares of Common Stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of Common Stock as determined in accordance with Section 13(d) of the Exchange Act.

Accordingly, the number of shares of Common Stock set forth in the table for the Selling Stockholders exceeds the number of shares of Common Stock that the Selling Stockholders could own beneficially at any given time through their ownership of the Notes. In that regard, the beneficial ownership of the Common Stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) The Selling Stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky is the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. We have been notified by the Selling Stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(4) Assumes that all securities registered will be sold.

(5) Represent shares of Common Stock issuable upon exercise of outstanding stock purchase Warrants.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 5,000,000 shares to be issued upon the conversion of the callable secured convertible notes in the aggregate principal amount of $2,000,000, and interest on such notes payable to AJW Partners, LLC, AJW Offshore, LTD, AJW Qualified Partners, LLC, and New Millenium Capital Partners II, LCC and 640,000 shares issuable upon the conversion of Warrants issued to Ascendiant Securities, LLC.

The Selling Stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The Selling Stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the selling stockholders. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Each of the Selling Stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any Selling Stockholder. We will file a supplement to this prospectus if a Selling Stockholder enters into a material arrangement with a broker-dealer for sale of Common Stock being registered. If the Selling Stockholders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our Common Stock and activities of the Selling Stockholders. The shares covered by this prospectus may be offered and sold from time to time by the Selling Stockholders, including officers and directors exercising options which have been included in this prospectus. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

LEGAL MATTERS

The validity of the Common Stock offered by this prospectus has been passed upon for us by Scott D. Olson, Esq., Laguna Beach, California.

EXPERTS

Our financial statements included in this prospectus to the extent and for the periods indicated in their report, have been audited by Beckstead and Watts, LLP, Henderson, Nevada, independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the shares of Common Stock in this offering. This Prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to our Common Stock and us, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee or for free at the Commission’s website, www.sec.gov. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1(800) SEC-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with the requirements of the Securities Exchange Act, file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. These periodic reports, proxy statements, and other information are available for inspection and copying at the regional offices, public reference facilities and Web site of the Securities and Exchange Commission referred to above.

RG GLOBAL LIFESTYLES, INC.

INDEX TO FINANCIAL STATEMENTS

Financial Statements (Unaudited):

Consolidated Balance Sheet -June 30, 2006	28

Consolidated Statements of Operations -	29
For the Three Months ended June 30, 2006 and 2005

Consolidated Statements of Cash Flows	30
For the three months ended June 30, 2006 and 2005

Notes to Financial Statements	31

Fiscal years ending March 31, 2006 (audited) and March 31, 2005 (audited):

Independent Registered Public Accounting Firm Report	40

Consolidated Balance Sheets	42

Consolidated Statements of Operations	43

Statement of Changes in Stockholders’ Equity	44

Consolidated Statements of Cash Flows	45

Footnotes	46

R.G. Global Lifestyles, Inc.
Consolidated Balance Sheet
(unaudited)
June 30
2006
Assets

Current assets:
Cash and cash equivalents	$519,365
Accounts receivable	900
Prepaid expenses	252,222
Total current assets	772,487

Fixed assets, net	1,770

Deposits held	161,016

Total Assets	$935,273

Liabilities and Stockholders' (Deficit)
Current Liabilities
Accounts payable	$68,507
Accrued liabilities	90,333
Notes payable-related party ($708,132 net of $167,704 discount)	540,428
Notes payable others ($905,808 net of $258,159 discount)	647,649
Total current liabilities	1,346,917

Long term liabilities
Liability associated with detachable warrants-conv. notes	3,681,105
Accrued derivative liability-convertible notes	1,258,782
Convertible notes payable ($700,000 net of $680,839 discount)	19,161
Total long term liabilities:	4,959,048

Total liabilities	6,305,965

Commitments and Contingencies	-

Stockholders' (deficit)

Preferred stock, $0.001, 10,000,000 shares
authorized, no shares issued and outstanding	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 17,650,000 shares issued
and outstanding as of June 30, 2006	17,650
Additional paid-in capital	8,562,984
Prepaid share-based compensation-related party	(6,197,414)
Prepaid share-based compensation	(219,432)
Accumulated (deficit)	(7,534,480)
Total stockholders' (deficit)	(5,370,692)

Total Liabilities & Stockholders' (deficit)	$935,273

The accompanying notes are an integral part of these financial statements.

R.G. Global Lifestyles, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months ended
	June 30
	2006	2005
Revenue
Product sales	$425	4,600
Cost of sales	5,928	2,230
Gross profit	(5,503)	2,370

Expenses:
Advertising and marketing	3,345	-
Commissions	-	12,000
Consulting services	120,722	13,557
Depreciation and amortization	30	-
General and administrative expenses	103,438	3,655
Professional fees	80,330	63,813
Rent - related party	41,800	18,000
Stock-based compensation-related party	198,359	-
Stock-based compensation-consultants	632,107	-
Salaries and wages	24,500	-
Total expenses	1,204,631	111,025

Operating (loss)	(1,210,134)	(108,655)

Other income (expense)
Change in fair value of warrants issued re: conv. notes	(193,056)	-
Change in fair value of derivative liability-conv. notes	(6,263)	-
Interest and financing related to convertible notes	(4,159,182)
Interest and financing expense-related party	(128,145)	-
Interest and financing expense - other	(143,077)	-
Tax refund	-	510
Total other income (expense)	(4,629,723)	510

Net (loss) before income tax and discontinued operations	(5,839,857)	(108,145)

Provision for income taxes
Current federal	-	-
Current state	800	1,600

Net (loss) from continuing operations	(5,840,657)	(109,745)

Discontinued operations
Income (loss) from discontinued operations, net of tax	-	34,595
Net income (loss) from discontinued operations	-	34,595

Net (loss)	$(5,840,657)	(75,150)

Weighted average number of
common shares outstanding - basic and fully diluted	17,650,000	25,150,000

Net income (loss) per share - basic and fully diluted
Continuing Operations	$(0.33)	(0.00)
Discontinued Operations	-	0.00
	$(0.33)	(0.00)

The accompanying notes are an integral part of these financial statements.

R.G. Global Lifestyles, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	For the 3 months ended
	June 30
	2006	2005
Cash flows from operating activities
Continuing Operations
Net (loss) from continuing operations	$(5,840,657)	$(109,745)
Adjustments to reconcile net income (loss) to
net cash provided (used) by continuing operations:
Warrants Discount amortization-related party	113,825	-
Warrants Discount amortization-unrelated party	125,451	-
Depreciation & amortization	30	-
Stock compensation - related party	198,359	-
Stock compensation - consultants	632,107	-
Non-cash finance charges incurred in connection with convertible notes	4,059,729	-
Change in warrant liability	193,056	-
Change in warrant liability	6,263	-
Changes in operating assets and liabilities:
(Increase) decrease in inventory	-	1,253
(Increase) decrease in deposits held	519	(25,000)
(Increase) in prepaid expenses	(76,200)	-
Increase in accounts payable	19,662	16,627
Increase in accrued liabilities	42,360	(8,570)
Increase (decrease) in due to affiliate	-	121,255
Increase (decrease) in income tax payable	-	800
Net cash (used) in continuing operations	(525,496)	(3,380)
Net cash provided (used) in discontinued operations	-	(127,497)
Net cash provided (used) by operating activities	(525,496)	(130,877)

Cash flows from investing activities:
Purchase of fixed assets	(1,800)	(350)
Net cash provided (used) in continuing operations	(1,800)	(350)
Net cash (used) in discontinued operations
Net cash provided (used) by investing activities	(1,800)	(350)

Cash flows from financing activities
Proceeds from convertible notes payable	700,000	-
Net cash provided by financing in continuing operations	700,000	-
Net cash provided (used) in discontinued operations	-
Net cash provided (used) by financing activities	700,000	-

Net increase (decrease) in cash provided by continuing operations	172,704	(131,227)
Cash - beginning	346,661	159,661
Cash - ending	$519,365	$28,434

Supplemental Disclosures
Interest paid	-	-
Income taxes paid	-	-
Total	-	-

The accompanying notes are an integral part of these financial statements.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements
(unaudited)

Note 1 - Basis of Presentation

The financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated interim financial statements be read in conjunction with the financial statements and notes thereto of the Company for the year ended March 31, 2006 included in the Company’s 10-KSB annual report. The Company follows the same accounting policies in the preparation of interim reports.

Note 2 - Discontinued Operations

During the fiscal quarter ended December 31, 2005, the Company entered into an agreement with a group of its shareholders to distribute Amerikal in exchange for 7,500,000 shares of the Company’s common stock. The effective date of this transaction was October 1, 2005. The distribution of Amerikal qualified for treatment as discontinued operations in accordance with FASB Statement No. 144 (“SFAS No. 144”), Accounting for the Impairment or Disposal of Long-Lived Assets. Therefore, the operating results of Amerikal were not included in results from continuing operations. In addition, all operating results of Amerikal previously reported in the consolidated financial statements were reflected as “Discontinued Operations” for all periods prior to the effective date of the distribution. The following is a summary of the net assets distributed as of the end of the period immediately prior to the effective date of the Distribution Agreement:

As of June 30,
2005
Assets Distributed
Cash and cash equivalents	$26,690
Accounts receivable	459,516
Inventory	155,742
Property and equipment, net	18,240
Other assets	310,849
Total assets of discontinued operations	971,037

Liabilities Distributed
Accounts payable	243,349
Accrued liabilities	199,929
Total liabilities of discontinued operations	443,278

Net assets of discontinued operations distributed	$527,759

Net income (loss) from discontinued operations as reported on the consolidated statements of operations, including the (loss) on the distribution of discontinued operations, consists of the following:

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements
(unaudited)

As of June 30,
2005
Summary of Income
Revenues	$823,136
Cost of revenues	398,303
Gross profit	424,833

Total operating expenses	388,822
Total other (income) expenses	(184)
Provision for income tax	1,600

Income from operations of Amerikal, net of tax	$34,595

As a result of the foregoing distribution of Amerikal, the Company recognized a loss from discontinued operations in the quarter ended December 31, 2005 of ($837,768). There were no sales from Amerikal included in the periods from October 1, 2005 to June 30, 2006.

Note 3 - Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred an operating loss from continuing operations before income taxes and other expenses of $(1,210,134) for the period ended June 30, 2006, and only had $425 in income. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The future of the Company is dependent upon its ability to obtain equity and/or debt financing and upon future profitable operations from the development of its new business opportunities. The Company has recently announced the raising of $2,000,000 of invested capital through the placement of convertible notes. See “Financing”, Note 15, below. There can be no assurance that this additional capital will be sufficient for the Company to achieve profitability in its operations, and it is possible that additional equity or debt financing may be required to continue as a going concern. Without such additional capital, there is some doubt as to whether the Company will continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities, which might be necessary in the event the Company cannot continue in existence.

Note 4 - Fixed Assets

Fixed assets of continuing operations and discontinued operations as of June 30, 2006 and 2005 consisted of the following:

Continuing Operations	2006	2005
Office equipment	$1,800	$-
Accumulated depreciation	(30)	-
	$1,700	$-

Discontinued Operations
Office equipment	$-	$19,442
Accumulated depreciation	-	1,202
	$-	$18,240

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements
(unaudited)

During the years ended June 30, 2006 and 2005, the Company recorded $30 and $0 of depreciation expense for continuing operations and recorded $0 and $1,202 for discontinued operations, respectively.

Note 5 - Amortization Expense

During the quarters ended June 30, 2006 and 2005, the Company did not record amortization expense for continuing operations and recorded $0 and $75,000 for discontinued operations, respectively.

Note 6 - Notes Payable

On November 15, 2005, the Company began a private placement offering to accredited investors only under the terms and conditions of a Note and Warrant Agreement (“Offering”). The terms of the Offering are a non-convertible promissory note with an annual interest rate of 8%, with a maturity date of one year after loan (“Note”); and for each dollar loaned the Company via Note, the investor is granted a cashless warrant to purchase one share of the Company’s common stock at an exercise price equal to the lowest closing price of the stock as reported by the OTC:BB for the year following the date of warrant grant (“Warrant”). These sales are exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), or Regulation D of the Securities Act.

As of June 30, 2006, the Company had entered into eight separate investments totaling $1,613,940 under the terms of the Offering, of which $613,940 was money already loaned to the Company and then converted into an investment in the Offering. In each instance, the Company allocated the proceeds between Notes and Warrants based upon their fair value, using the Black Scholes method of valuation. For purposes of determining the volatility factor in the Black Scholes valuation model, the company looked to the lowest price of the Company’s stock over the entire trading history of the Company’s stock from inception to the date of the Warrant grant. The exercise price is redetermined as of the filing date for each quarter’s financial statements, and is based upon the lowest price for the Company’s common stock during the look-back period.

The discounts on the notes payable are being amortized over the period of one year. During the quarter ended June 30, 2006, the Company expensed $239,276 of interest as finance charges attributable to the Warrant, and reduced the discounts on the notes payable by a similar amount.

Note 7 - Convertible Debt with Detachable Warrants.

On June 6, 2006, the Company entered into a definitive Securities Purchase Agreement and ancillary agreements (the “Agreements”) with four accredited investors (the “Investors”) for the sale of up to $2,000,000 of 6.0% callable secured convertible notes due June 6, 2009 (the “Convertible Notes”.) The Convertible Notes are convertible at the option of the holders at any time prior to the maturity date into shares of the Company’s common stock at a conversion price of the market price as defined in the agreements. As of June 30, 2006, the Company had issued $700,000 of the Convertible Notes pursuant to the Agreements. The conversion rate of the Convertible Notes is based upon 50% of the Market Price of the Company’s stock at the time of conversion. Market price is defined as the average of the lowest three trading prices for the Company’s stock on the OTC Bulletin Board during the twenty day period, ending one trading day prior to conversion. The Company incurred $96,000 of direct finance charges and expenses attributable to the placement of the Convertible Notes in the period ended June 30, 2006. In addition, the Company accrued $3,452 of interest expense on the $700,000 note payable during the quarter ended June 30, 2006. The Company also incurred finance charges attributable to the issuance of the warrants issued in connection with the Convertible Notes in the amount of $4,040,569, and recognized an expense of $19,161 for the amortization of the debt discount on the Convertible Note during the quarter ended June 30, 2006.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements
(unaudited)

Due to the preferential conversion feature of these convertible notes, the Company has accrued a liability attributable to the beneficial conversion feature in the amount of $1,258,782, which represented the value of additional shares that may be issued upon conversion at the market price on the date of issuance, versus the value of the maximum number of shares that may be issued at the discounted price. In addition to the foregoing, the Company issued 4,000,000 detached warrants to purchase shares of the Company’s common stock to the convertible note investors. The Company determined the value of these warrants using the Black Scholes method of valuation, and recorded a liability attributed to the fair value of the warrants at June 30, 2006 in the amount of $3,681,105. Since the warrants may be exercised at any time following issuance, the Company incurred a finance charge attributable to the issuance of the warrants in the quarter ended June 30, 2006 in the amount of $4,040,569. During the quarter ended June 30, 2006 the Company recorded as other income in the amount of $193,056 the change in fair value of the warrants between the date of issuance and June 30, 2006, and recorded as Other Expense the change in fair value of the derivative liability in the amount of $6,263.

The Company has performed calculations of the valuation of the maximum shares issuable to satisfy the convertible notes on the date of issuance and the end of the reporting period based upon the Black Scholes method of valuation, and allocated the valuation of the derivative between the convertible note payable and the value of the derivative as a discount on the note payable. The discount on the convertible note payable is being amortized over the term of the notes (three years.) During the period ended June 30, 2006 the Company expensed as finance charges attributable to the above financing the sum of $19,161, and reduced the discount on the convertible notes payable in the same amount. In calculating the value of the above derivative, the Company has not included any value attributable to the potential penalty of $0.02 per share that is provided for in the agreements in the event of not being successful in have an effective Registration statement within 120 days of the issuance of any of the convertible notes, as the Company has timely filed the required SB-2 Registration Statement, and reasonably expects the approval of such statement within the 120 day time limit. In the event that the 120 day period is reached without the Registration Statement being declared effective, the Company will increase the valuation of the derivative to include the penalty provisions.

Note 8 - Stockholders’ Equity

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

On July 28, 2004, the Company issued 1,934,880 shares of its $0.001 par value common stock pursuant to the reverse acquisition agreement with Amerikal International Holding, Inc.

On August 31, 2004, the Company entered into stock compensation agreements with its officers and directors whereby the Company issued 2,080,000 shares of its $0.001 par value common stock to the related parties. Pursuant to amendments of these agreements as of December 28, 2004, the fair market value of services is deemed by the Company to be equal to the book value of the shares as of the date of the amendments, namely $0.05 per share. During the year ended March 31, 2005, the Company expensed $104,000 as stock compensation to related parties.

On August 31, 2004, the Company entered into consulting agreements with various individuals and companies. Per the agreements, the Company issued 46,000 shares of its $0.001 par value common stock in exchange for the consulting services to be amortized over a term of three years. As of December 28, 2004, the Company amended the agreements to provide for the outright grant of the shares at the then-book value of the shares. During the year ended March 31, 2005, the company expensed $46,000 of consulting services per the agreements.

In January 2005 the Company issued 200,000 shares of its $0.001 par value common stock in exchange for the rights to a web portal known as “On Line Surgery”, which represents the fair market value of the rights as of the date of acquisition. The fair market value of rights is deemed by the Company to be equal to the book value of the shares as of the date of the agreement, namely $0.05 per share.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements
(unaudited)

On March 23, 2005 the Company issued 50,000 shares of its $0.001 par value common stock, then trading on the NASD Over the Counter Bulletin Board at $1.51 per share, to two attorneys in compensation for legal services rendered to the company. The Company expensed as legal expenses the fair market value of the shares on the date of issuance.

During the quarter ended December 31, 2005, the Company received 7,500,000 shares of its common stock pursuant to the distribution agreement of Amerikal (See Note 2 - Discontinued Operations). On November 15, 2005, the board of directors resolved to cancel these shares, and the cancellation was effective as of March 31, 2006.

There have been no other issuances of shares by the Company in the period ended June 30, 2006.

Note 9 - Options and Warrants

Common Stock: Options

In the quarter ended September 30, 2005, the Company entered into a three-year agreement with a consultant, who later became a related party (Director of the Company). As a portion of the compensation due to the consultant under the agreement, the Company issued options to purchase 100,000 shares of the Company’s common stock vesting at the rate of one-third at the end of each 12 months under the agreement. These options were not issued pursuant to the Company’s 2006 Incentive and Nonstatutory Stock Option Plan, described below. The Company determined the fair market value of the options as of the date of the grant at $346,379, using the Black Scholes valuation method with the following estimates: 4% risk free rate and 100% volatility of the Company’s common stock. In recognition of the equitable obligation to issue the options in the event of the death or disability of the consultant, the Company has reflected the portion of the options ratably earned between the inception of the agreement and June 30, 2006 in the amount of $105,838 in a special equity account entitled “Prepaid Compensation.” In July 2006, at the twelve-month anniversary date of the consulting agreement when the options are vested, the Company will issue the vested options, and reduce prepaid compensation and increase commission expense.

On May 3, 2006 the Company’s Board of Directors adopted a plan for the issuance of stock options to employees or others (“The 2006 Incentive and Nonstatutory Stock Option Plan,” hereinafter referred to as the “Plan”). Under the Plan, the Company has reserved ten million shares for issuance. During the quarter ended June 30, 2006, the Company granted the following stock options to four members of the Company’s management team and one consultant as compensation:

Date Issued:	Optionee Name	Number of Options	Exercise Price	Value*	Expiraton Date
May 3, 2006	Officer and Director	4,008,000	$0.94	$3,073,245	May 3, 2011
May 3, 2006	Officer and Director	1,992,000	$0.50	1,574,630	May 3, 2011
May 3, 2006	Officer	1,008,000	$0.50	796,801	May 3, 2011
May 3, 2006	Officer and Director	1,008,000	$0.50	796,801	May 3, 2011
May 3, 2006	Outside Consultant	201,600	$0.50	159,360	May 3, 2011
Totals		8,217,600		$6,400,837

*The Company determined the fair market value of the options issued above as of the date of the grant using the Black Scholes valuation method with the following estimates: 5.25% risk free rate and 145% volatility of the Company’s common stock. The Plan provides for a vesting of the options over a five year term, with 40% of the options vesting ratably over the first two years (24 months) from the date of issuance. Accordingly as a result of the issuance of these options, the Company has expensed as stock based compensation-related party the vested portion of the options earned between the date of issuance and June 30, 2006 in the amount of $198,359, and as stock based compensation-consulting services in the amount of $5,065.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements
(unaudited)

The following is a summary of activity of outstanding stock options:

		Weighted
		Average
	Number	Exercise
	Of Shares	Price
Balance, March 31, 2006	100,000	$2.00

Options granted	8,217,600	0.73
Options exercised	-	-

Balance, June 30, 2006	8,317,600	0.73
Exercisable, June 30, 2006	273,920	$0.73

At March 31, 2006, the range of option prices for shares and the weighted-average remaining contractual life is as follows:

	Options Outstanding			Options Exercisable
Range of Option Exercise Prices	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Number Of Options	Weighted- Average Exercise Price
$0.50 - 2.00	8,317,600	$0.73	5.10 yrs	273,920	$ 0.73

Common Stock Equivalents: Warrants

In the third quarter 2005, the Company entered into a legal retainer agreement with legal counsel providing for the issuance of cashless warrants to purchase 25,000 shares of the Company’s common stock at $2.00 per share, in prepayment of legal services to be rendered by the law firm on behalf of the Company. The warrants vest over ten months from the inception of the agreement in September, 2005, and expire five years after the vesting date in July, 2006. The Warrants have been attributed a value of $66,963 using the Black Scholes method of valuation with the following estimates: 4% risk free rate and 105% volatility of the Company’s common stock. The Company has reflected $65,025 of this value as prepaid compensation from the inception of this Agreement to June 30, 2006. The legal retainer agreement further provides that one third of all legal fees will be paid in cash during the legal services representation, and the balance (including the 25,000 warrants referred to above) shall be paid in warrants. In the event that the fees exceed the face value of the warrants already issued or $50,000, additional warrants will be issued on the same terms and price.

On March 16, 2006 the company entered into an agreement with a consultant to issue cashless warrants to purchase 120,000 shares of the Company’s common stock, as compensation for services to be rendered over the period of one year. The warrants vest ratably over the one year agreement period. The Company has valued the warrants at $64,205 as of the date of the grant, based upon the Black Scholes method of valuation using the following estimates: 5.25% risk free rate, 138% volatility of the Company’s common stock and an expected life of 5 years. The Company had previously reflected the entire value of the warrant grant as Prepaid Compensation as of March 31, 2006. During the quarter ended June 30, 2006, the Company recorded $16,006 of consulting expense representing the vested portion of these warrants, and reduced prepaid compensation by the same amount.

Warrants Issued in Connection with Convertible Notes:

The investors in the convertible note transaction were issued warrants to purchase 4,000,000 shares of the Company’s common stock, concomitant with the sale of the convertible notes. These warrants have an exercise price of $1.10 per share, and expire on June 6, 2016. These warrants have not yet been registered through the filing of an SB-2 Registration Statement, but have been issued and are exercisable at any time during their ten year term. The Company has determined the valuations of these warrants based upon the Black Scholes method of valuation, using the following estimates: 5.25% risk free interest rate, 163% volatility of the Company’s common stock, and an expected life of ten years. The Company recorded a liability in the amount of $3,681,105 as at June 30, 2006 attributable to the issuance of these warrants.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements
(unaudited)

In addition to the foregoing, pursuant to an engagement agreement for financial advisory services and as compensation for the Convertible Note financing, the Company issued 640,000 warrants to purchase shares of the Company’s common stock to Ascendiant Securities, LLC. These warrants bear an exercise price of $0.80 per share, and are exercisable for a term of seven (7) years from the date of issuance. The Company has determined the value of the warrants to be $611,036 based upon the Black Scholes method of valuation, using the following estimates: 5.25% risk free interest rate, 150% volatility of the Company’s common stock, and an expected life of 7 years. Since the services for which these warrants were issued have been fully performed, the Company has recorded the entire value of the warrants as stock based consulting expense in the quarter ended June 30, 2006.

The issuance of the warrants was accounted for in accordance with Financial Accounting Standards Board Statements using the Black-Scholes option pricing model (with the same assumptions as those used for the option), which resulted in the recording of discounts to Notes Payable issued in conjunction with certain warrant grants above, in the amounts equal to the portion of the note proceeds allocated between the debt and the fair value of the warrants.

The following is a summary of activity of outstanding stock warrants:

		Weighted
		Average
	Number	Exercise
	Of Shares	Price
Balance, March 31, 2006	$1,758,940	$0.63

Warrants granted	4,640,000	1.06
Warrants exercised	-	-

Balance, June 30, 2006	6,398,940	0.94
Exercisable, June 30, 2006	$4,640,000	$1.06

At June 30, 2006, the range of warrant prices for shares under warrants and the weighted-average remaining contractual life is as follows:

	Warrants Outstanding			Warrants Exercisable
Range of Warrant Exercise Prices	Number of Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Number Of Warrants	Weighted- Average Exercise Price
$ 0.60 - 2.00	6,398,940	$ 0.94	8.8 yrs	4,640,000	$ 1.06

There have been no other issuances of options or warrants by the Company in the quarter ended June 30, 2006.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements
(unaudited)

Note 10 - Commitments and Contingencies

Legal Proceedings

On August 30, 2005, the Company was served with a lawsuit filed as Case No. 05CC09548 in Orange County, California Superior Court. In the complaint, Universal Communications Systems, Inc. and its subsidiary Atmospheric Water Technologies, Inc. allege defamation, interference with prospective economic advantage, and false advertising, and seek compensatory and punitive damages, and costs against the Company. The Board of Directors believes these claims to be without merit, and has engaged legal counsel to strongly defend these claims. Through its legal counsel, the Company has filed an answer and alleged over twenty affirmative defenses to the remaining charging allegations in the plaintiff’s complaint. The Company intends to vigorously defend against the plaintiff’s claims through continued discovery and potentially through a motion for summary judgment. The Company believes that any liability it may incur in connection with this case will not have a material adverse effect upon its financial condition or its results of operations.

On July 7, 2006 the Company was served with a lawsuit for “injunctive and declaratory relief and damages” filed by plaintiffs H2O Liquid Air, LLC and H2O Liquid Air of Florida, LLC on June 10, 2006 in the United States district Court, Southern district of Florida, Miami Division, against the Company and eight other defendants. The complaint alleges ten “counts” although only three of these counts are directed against the Company: unfair competition under common law, statutory infringement under Section 32 of the Lanham Act, and interference with a distribution agreement. The Company will be defended by legal counsel engaged by co-defendant Munters Corporation. The Company will strongly defend these claims through its legal counsel. The Company further believes that any liability it may incur in connection with this case will not have a material adverse effect upon its financial condition or its results of operations.

Other than the foregoing, the Company is not aware of any litigation, either pending or threatened, and has not been the defendant or a plaintiff in any litigation, since the discharge from bankruptcy attributable to its precedessor L.L. Knickerbocker Company, Inc.

Commitments

On June 1, 2006, the company acquired the rights to distribute certain licensed anti-microbial products, currently sold under the brand name Hydrosil, from Apcan Distribution, LLC. The Agreement provides for the exclusive license to distribute Hydrosil and related licensed technology, over a perpetual term.

On June 1, 2006, the Company engaged Intercontinental Management of Nevada (“IMN” as a consultant to head up sales and marketing, and provide product support, training and maintenance services to customers of Hydrosil. The consulting agreement obligates the Company to pay consulting fees of up to $7,500 per month for the sales, product support, training, and maintenance services to be performed by IMN over the ten-year term. In addition, the Agreement provides for commissions on sale of products licensed to the Company under the Apcan Distributors, LLC agreements discussed above, and provides for the Company on August 1, 2006 to issue to IMN options to purchase 100,000 shares of common stock of the Company under certain conditions. The Company will value the options when issued using the Black Scholes method of valuation, and record this value in a special equity account entitled prepaid compensation, as the options vest. The consulting agreement further provides for IMN to earn additional options based upon realization of stated sales objectives

Note 11 - Segment reporting and concentrations

Up until the end of the quarter ended September 30, 2005, the Company operated in a business segment that included the manufacture and sale of natural supplements, health and beauty aid products for the nutraceutical industry. Effective as of the quarter ended December 31, 2005 the Company completed the distribution of Amerikal, and has subsequently concentrated solely upon Aquair for its revenue activity. The Company is therefore again operating in a single business segment for the sales of its water generators.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements
(unaudited)

Note 12 - Related party transactions

During the fiscal year ended March 31, 2005, the Company entered into an agreement with a company wholly owned by an officer and director of the Company. This Agreement continued in force for the entire fiscal year ended March 31, 2006. Effective as of April 1, 2006, the Company amended the previous agreement between its Aquair subsidiary and the related party, to increase the amount of monthly rental space and support services provided. The amended agreement provides for 1000 square feet of office space at a fair market rate of $3.00 per square foot, including maintenance, utilities and base telephone, for a total rent payment of $4,000 per month, and expanded support services including administrative and secretarial support staff at a rate of $7,500 per month. In addition, in order to provide more space for its increased staff, the Company entered into a new month to month rental and support services agreement with the same related party, to provide an additional 667 square feet of rental space on a full service basis, including maintenance, utilities and base telephone, at the fair market rental rate of $3.00 per square foot, for a total monthly space rental charge of $3,000 per month. The second rent and support services agreement also provides for additional support services in the form of secretarial staff, at a rate of $5,200 per month. The agreements are not binding and may be cancelled by either party at any time. During the quarter ended June 30, 2006, the Company expensed $41,800 under this agreement.

As described in detail in Note 6- Notes Payable, above, during the year ended March 31, 2006, the Company also entered into three transactions with related parties whereby the Company issued Notes with Warrants to officers and directors of the Company. The Company also entered into an agreement to issue options to purchase stock of the Company with a Consultant who later became a related party (Director of the Company). On May 3, 2006, the Company also adopted a stock option plan pursuant to which it granted options to four members of its management team, three of whom are officers and directors, and one of whom is an officer of the Company. During the quarter ended June 30, 2006 the Company recorded the vested portion of these options as an expense entitled “Stock-based compensation-related party in the amount of $198,359. See Note 9 - Options and Warrants, above.

Note 13 - Subsequent Events

In addition to the filing on July 19, 2006 of the shelf registration statement described in Note 15 above, the Company also filed its annual Form 14A Proxy Statement on July 28, 2006, in connection with the Company’s annual stockholders meeting to be held September 15, 2006 at the offices of the Company.

On July 12, 2006, the Company executed a letter of intent with Catalyx, Inc. to license their patented technology for use in removing excessive sodium from the water associated with wet bed methane mining in the State of Wyoming. The Company pre-paid $200,000 cash for this right. The transaction contemplates that three selected oil companies located in Wyoming will each produce a purchase order to Aquair, through Catalyx, for the purpose of proving the viability of the technology for the oil companies. When testing is successfully completed, it is anticipated that contracts with one or all three of the oil companies will be generated for Aquair to process the water on a “charge by the barrel” basis. The Company will record this payment as an intangible asset and amortize the value over the ten year life of the agreement.

Beckstead and Watts, LLP
Certified Public Accountants
2425 W Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984 (tel)
702.362.0540 (fax)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
RG Global Lifestyles, Inc.

We have audited the accompanying consolidated balance sheet of R.G. Global Lifestyles, Inc. and subsidiaries (the “Company”), as of March 31, 2006 and 2005, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of R.G. Global Lifestyles, Inc. and subsidiaries as of March 31, 2006 and 2005, and the results of its operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has an accumulated deficit and a net loss in the current year. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Beckstead and Watts, LLP
June 23, 2006

R.G. Global Lifestyles, Inc. and subsidiaries

Consolidated Balance Sheets
as of
March 31, 2006 and 2005

and

Consolidated Statement of Operations,
Stockholders’ Equity, and
Cash Flows
For the years ended
March 31, 2006 and 2005

R.G. Global Lifestyles, Inc.
Consolidated Balance Sheets

	March 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$346,661	$159,661
Accounts receivable	900	506,813
Inventory	-	154,865
Prepaid expenses	176,022	7,967
Total current assets	523,583	829,306

Fixed assets, net	-	18,347

Intangible assets, net	-	235,000
Deposits held	161,535	67,100
Total other assets	161,535	302,100

Total Assets	$685,118	$1,149,753

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable	48,845	249,462
Accrued liabilities	46,563	263,218
Taxes Payable	1,381	-
Notes payable related party ($708,132 net of $281,529 discount)	426,603	-
Notes payable ($905,808 net of $383,610 discount)	522,198	-
	1,045,590	512,680

Total liabilities	1,045,590	512,680

Stockholders' equity (deficit):

Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 17,650,000 and 25,150,000 shares issued
and outstanding as of 3/31/06 and 3/31/05, respectively	17,650	25,150
Additional paid-in capital	1,505,082	269,156
Prepaid share-based compensation	(189,410)	-
Accumulated earnings (deficit)	(1,693,794)	342,767
Total Stockholders' equity (deficit)	(360,472)	637,073

	$685,118	$1,149,753

The accompanying notes are an integral part of these financial statements.

R.G. Global Lifestyles, Inc.
Consolidated Statements of Operations

	For the years ended
	March 31,
	2006	2005

Revenue
Product sales	$69,340	$3,202
Cost of sales	42,027	3,752

Gross profit	27,313	(550)

Expenses:
Advertising and marketing	10,946	880
Commissions	26,051	-
Consulting services	207,352	41,621
Depreciation and amortization	-	-
General and administrative expenses	254,810	36,193
Professional fees	304,835	170,635
Rent-related party	72,177	27,000
Stock-based compensation - consulting services	-	46,000
Stock-based compensation - related party	-	104,000
Total expenses	876,171	426,329

Operating Income (loss)	(848,858)	(426,879)

Other income (expense)
Interest income	283	-
Interest expense	(53,002)	-
Finance charge-warrants-related party	(181,769)	-
Finance charge-warrants-other	(125,133)	-
Gain on sale of asset	10,000	-
Total other (expense)	(349,621)	-

Net income (loss) before income tax &
discontinued operations	(1,198,479)	(426,879)

Provision for income taxes
Income tax expense
Current federal	-	-
Current state	(314)	(800)
Total income taxes	(314)	(800)

Net Loss from continuing operations	(1,198,793)	(427,679)

Discontinued Operations
Income (loss) from discontinued operations, net of tax	371,868	930,092
Loss on distribution of discontinued operations, net of tax	(1,209,636)	-
Net (loss) from discontinued operations	(837,768)	930,092

Net income (loss)	$(2,036,561)	$502,413

Weighted average number of
common shares outstanding - basic and fully diluted	17,650,000	23,069,135

Net income (loss) per share - basic and fully diluted
Continuing operations	$(0.07)	$(0.02)
Discontinued operations	(0.05)	0.04
	(0.12)	0.02

The accompanying notes are an integral part of these financial statements.

R.G. Global Lifestyles, Inc.
Statement of Changes in Stockholders' Equity

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Prepaid Compensation	Retained Earnings (Deficit)	Total Stockholders' Equity (Deficit)

Balance, March 31, 2004	19,965,120	19,965	29,270		(159,646)	(110,411)

Shares issued pursuant to merger	1,934,880	1,935	7,636			9,571

Shares issued for services	3,000,000	3,000	147,000			150,000

Shares issued for assets	200,000	200	9,800			10,000

Shares issued for legal services	50,000	50	75,450			75,500

Net Income for the year ended
March 31, 2005					502,413	502,413

Balance March 31, 2005	25,150,000	25,150	269,156	-	342,767	637,073

Shares received and cancelled for
distribution of subsidiary	(7,500,000)	(7,500)	7,500			-

Options granted to related party for services			81,855	(81,855)		-

Warrants issued for services			107,555	(107,555)		-

Warrants granted in connection with financing			972,041			972,041

Forgiveness of debt on distribution			66,975			66,975

Net (Loss) for the year ended March 31, 2006					(2,036,561)	(2,036,561)

Balance, March 31, 2006	17,650,000	$17,650	$1,505,082	(189,410)	$(1,693,794)	$(360,472)

The accompanying notes are an integral part of these financial statements.

R.G. Global Lifestyles, Inc.
Consolidated Statements of Cash Flows

	For the years ended
	March 31,
	2006	2005
Cash flows from operating activities
Continuing Operations
Net income (loss)	$(2,036,561)	$502,413
Income from discontinued operations	(371,868)	(929,958)
Loss on distribution of discontinued operations	1,209,636	-
Net loss from continuing operations	(1,198,793)	(427,545)
Adjustments to reconcile net income (loss) to
net cash provided (used) by continuing operations:
Warrants Discount amortization-related party	181,769	-
Warrants Discount amortization-unrelated party	125,133	-
Stock compensation - related party	-	104,000
Stock compensation - consulting services	-	46,000
Stock compensation - legal	-	75,500
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(900)	-
(Increase) decrease in inventory	25,875	(25,875)
(Increase) in deposits held	(136,535)	(24,650)
(Increase) in prepaid expenses	(176,021)	-
Increase in accounts payable	39,271	1,710
Increase in accrued liabilities	37,993	6,020
Increase (decrease) in due to affliliate	(172,337)	239,062
Increase (decrease) in income tax payable	(300)	1,681
Net cash (used) in continuing operations	(1,274,845)	(4,097)
Net cash provided (used) in discontinued operations	(116,062)	332,919
Net cash provided (used) by operating activities	(1,390,907)	328,822

Cash flows from investing activities:
Sale (purchase) of Intangible Assets	10,000	-
Net cash provided (used) in continuing operations	10,000	-
Net cash (used) in discontinued operations	(46,033)	(319,777)
Net cash provided (used) by investing activities	(36,033)	(319,777)

Cash flows from financing activities
Proceeds from notes payable	1,613,940	-
Contributed capital	-	9,571
Net cash provided in continuing operations	1,613,940	9,571
Net cash provided (used) in discontinued operations	-	(40,000)
Net cash provided (used) by financing activities	1,613,940	(30,429)

Net increase (decrease) in cash provided by continuing operations	187,000	(21,384)
Cash - beginning	159,661	181,045
Cash - ending	$346,661	$159,661

The accompanying notes are an integral part of these financial statements.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

Note 1 - Significant Accounting Policies and Procedures

Organization and History
R.G. Global Lifestyles, Inc. (the "Company"), was originally incorporated in California on July 12, 1985 as International Beauty Supply Ltd.  The name of the corporation was changed on May 28, 1993 to L.L. Knickerbocker Co., Inc., and thereafter on January 9, 2003 to the present name, R.G. Global Lifestyles, Inc.  Since inception, the Company, through predecessor management teams, has been involved in several businesses and engaged in various consumer, retail and commercial ventures, which ultimately proved unsuccessful.

During the fiscal year commencing April 1, 2005, for a period of six (6) months, the Company through its subsidiary, Amerikal Nutraceutical Corporation (“Amerikal”), manufactured, sold and distributed dietary supplements, health and beauty aid products. The primary markets for Amerikal during this period were South East Asia and Asia. Amerikal also manufactured, sold and distributed dietary supplements, health and beauty aid products in the United States of America during this period, through its division named Magna-1 USA. During the third fiscal quarter, the Company entered into an agreement with a group of its shareholders to distribute its wholly-owned subsidiary Amerikal in exchange for 7,500,000 shares of the Company’s common stock. The effective date of this transaction was October 1, 2005. See discussion in note 2, Discontinued Operations, below.

On May 2, 2005 the Company formed a wholly-owned subsidiary named On Line Surgery, Inc, for purpose of diversifying its market, and to develop internet marketing for the companies products. Also in the third fiscal quarter ending December 31, 2005, pursuant to its strategy to focus resources on its Aquair subsidiary, the Company sold its rights to www.onlinesurgery.com for $20,000. The disposition of the website resulted in other income in the amount of $10,000. The website was the sole asset related to the wholly owned subsidiary On Line Surgery, Inc., which never commenced operations, and is in the process of being dissolved by the Company.

During the fiscal year ended March 31, 2006, the Company continued to operate its wholly-owned subsidiary, Aquair, Inc., (Aquair), which distributes, markets and resells atmospheric water generators.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Amerikal Nutraceutical Corporation, Aquair, Inc. and On Line Surgery, Inc., after elimination of all material inter-company accounts, transactions and profits.

Chapter 11 Bankruptcy
On August 15, 2002, the Company filed for Chapter 11 “Debtor in Possession” reorganization with the US Bankruptcy Court, Central District of California. Pursuant to the “Plan of Reorganization”, the Company liquidated its assets in full satisfaction of its creditors’ claims in September 2002.

Cash Equivalents
For the purpose of the accompanying financial statements, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

Allowance for Doubtful Accounts
The Company has elected to use an allowance method for bad debts based on historical experience of bad debts as a percent of its aged outstanding receivables. The Company has reviewed its outstanding accounts receivable as of March 31, 2006 and 2005 and determined all outstanding balances to be collectible and therefore has not recorded an allowance.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

Inventory
At March 31, 2006 and 2005, the Company had inventory consisting of finished goods in the amount of $0 and $154,865 respectively. At March 31, 2005, the inventory consisted of $25,875 of goods attributable to continuing operations, and $128,990 attributable to discontinued operations. At March 31, 2006 the Company reflected advance payments of $141,578 toward the purchase of water generating equipment under the agreement with Munters Corporation as “Prepaid Items”. Inventory is recorded at the lower of cost (first-in, first-out) or net realizable market value. During the fourth fiscal quarter, the Company expensed at cost its remaining inventory of water generating machines purchased from Korea, and recorded an expense of $13,597.

Fixed Assets
Fixed assets are recorded at cost and depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The estimated lives of property and equipment are as follows:

Office equipment	5 years
Computer software	3 years
Furniture and fixtures	7 years

Impairment of Long-Lived Assets
The Company has adopted Statement of Financial Accounting Standards No. 144 (“SFAS 144”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undercounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. For the years ended March 31, 2006 and 2005, the Company recorded $0 and $76,430 of impairment expense, respectively.

Revenue Recognition
For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition ("SAB104"), which superceded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB101"). SAB 101, to the extent not superseded by SAB 104, requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

Advertising Costs
The Company expenses all costs of advertising as incurred. The Company had $3,070 of advertising costs included in selling, general and administrative expenses in the year ended March 31, 2006 and no advertising costs included in selling, general and administrative expenses for the year ended March 31, 2005, respectively.

Loss Per Share
Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) “Earnings Per Share”. Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period, after giving effect to dilutive common stock equivalents, such as stock options and warrants. Potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share as of March 31, 2006 and 2005.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

Stock Based Compensation
The Company has adopted both SFAS 123 “Accounting for Stock-Based Compensation,” which requires disclosure of the fair value and other characteristics of stock options, and SFAS 148 “Accounting for Stock-Based Compensation — Transition and Disclosure,” which requires more prominent disclosure about the effects of an entity’s accounting policy decisions with respect to stock-based compensation on reported net income. The Company has chosen under the provisions of SFAS 123 to continue using the intrinsic-value method of accounting for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (APB 25), which does not necessarily require the recognition of compensation cost in the financial statements. There is no change to the Company’s net income had compensation costs been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification
Certain reclassifications have been made to the prior year’s financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Fair Value of Financial Instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2006 and 2005, respectively. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, trade receivables, trade payables and notes payable. Fair values were assumed to approximate carrying values of these instruments because they are short term in nature and their carrying amounts approximate fair values.

Segment Reporting
The Company has adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131") in the years ended December 31, 2001 and subsequent years. SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance.

Dividends
The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

Income Taxes
The Company follows Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Recent Pronouncements
In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67” (“SFAS 152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005 with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after December 15, 2005. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company’s results of operations. This pronouncement would be effective for the fiscal year beginning April 1, 2006. The current shares outstanding will have no effect on the future financial statements based on this pronouncement.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (" SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

On February 16, 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Instruments” (SFAS 155) which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS 133. The statement is effective as of January 1, 2007 with earlier adoption permitted. Management is currently evaluating the effect of the statement on the Company’s results of operations and financial condition.

Year-end
The Company has selected March 31 as its year-end.

Note 2 - Discontinued Operations

During the third fiscal quarter, the Company entered into an agreement with a group of its shareholders to distribute its wholly-owned subsidiary Amerikal Nutraceutical Corp. (“Amerikal”), in exchange for 7,500,000 shares of the Company’s common stock. The effective date of this transaction was October 1, 2005. The distribution of Amerikal qualified for treatment as discontinued operations in accordance with FASB Statement No. 144 (“SFAS No. 144”), Accounting for the Impairment or Disposal of Long-Lived Assets. Therefore, the operating results of Amerikal were not included in results from continuing operations. In addition, all operating results of Amerikal previously reported in the consolidated financial statements were reflected as “Discontinued Operations” for all periods prior to the effective date of the distribution. The following is a summary of the net assets distributed as of the end of the period immediately prior to the effective date of the Distribution Agreement:

	October 1, 2005	March 31, 2005
Assets Distributed
Cash and cash equivalents	$45,287	$154,186
Accounts receivable	1,039,683	506,813
Inventory	131,120	128,990
Property and equipment, net	17,037	18,697
Other assets	315,780	514,130
Total assets of discontinued operations	1,548,907	1,322,816

Liabilities Distributed
Accounts payable	106,657	239,888
Accrued liabilities	240,420	252,967
Total liabilities of discontinued operations	347,077	492,855

Net assets of discontinued operations distributed	$1,201,830	$829,961

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

Net income (loss) from discontinued operations as reported on the consolidated statements of operations, including the (loss) on the distribution of discontinued operations, consists of the following:

	For the years ended March 31,
	2006	2005
Summary of Income (Loss)
Revenues	$1,923,877	$5,500,834
Cost of revenues	786,964	2,709,737
Gross profit	1,136,913	2,791,097

Total operating expenses	670,655	1,348,372
Total other (income) expenses	(441)	73,069
Provision for income tax	94,831	439,564

Income from operations of Amerikal, net of tax	$371,868	$930,092

Summary of (Loss) on Distribution
Net assets distributed	1,201,830	-

Costs and expenses of distribution:
Transfer agent fees	632	-
Legal and accounting costs	7,174	-
Total costs and expenses of sale	7,806	-

(Loss) on distribution of Amerikal, net of tax	$(1,209,636)	$-

Net income (loss) from discontinued operations	$(837,768)	$930,092

As a result of the foregoing distribution of Amerikal, the Company recognized a loss from discontinued operations in the third fiscal quarter of ($837,768). There were no sales from the Amerikal subsidiary included in the periods from October 1, 2005 to March 31, 2006.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

Note 3 - Pro-Forma Financial Statements of Continuing Operations

For purposes of providing comparative disclosure of continuing operations between the current period and the prior fiscal year, the following pro forma summary of financial statements is set forth:

	As of March 31,
	2006	2005
Assets of continuing operations
Cash and cash equivalents	$346,661	$5,475
Accounts receivable	900	-
Inventory	-	25,875
Property and equipment, net	-	(350)
Other assets	337,557	35,000
Total assets of continuing operations	$685,118	$66,000

Liabilities of continuing operations
Accounts payable	$48,845	$9,574
Accrued liabilities	47,944	10,251
Notes payable	948,801	-
Total liabilities of continuing operations	1,045,590	19,825

Stockholder’s equity of continuing operations
Common stock	17,650	25,150
Additional paid-in capital	1,505,082	508,118
Prepaid share-based compensation	(189,410)	-
Accumulated earnings (deficit)	(1,693,794)	(487,093)
Total stockholder’s equity	(360,472)	46,175
Total Liabilities & Stockholders’ Equity	$685,118	$66,000

	For the years ended March 31,
	2006	2005
Summary of Income (Loss) of continuing operation
Revenues	$69,340	$3,202
Cost of revenues	42,027	3,752
Gross profit	27,313	(550)
Total operating expenses	876,171	426,329
Total other (income) expenses	(349,621)	0
Provision for income tax	(314)	800
Income from operations of continuing entities, net of tax	$(1,198,793)	$(427,679)

Note 4 - Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred an operating loss from continuing operations before income taxes of $1,198,479 for the period March 31, 2006, and only had $69,340 in sales. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The future of the Company is dependent upon its ability to obtain equity and/or debt financing and upon future profitable operations from the development of its new business opportunities. The Company has recently announced the raising of $2,000,000 of invested capital through the placement of convertible notes. See “Subsequent Events”, NOTE 16, below. There can be no assurance that this additional capital will be sufficient for the Company to achieve profitability in its operations, and it is possible that additional equity or debt financing may be required to continue as a going concern. Without such additional capital, there is some doubt as to whether the Company will continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities, which might be necessary in the event the Company cannot continue in existence.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements
Note 5 - Notes Payable

On November 15, 2005, the Company began a private placement offering to accredited investors only under the terms and conditions of a Note and Warrant Agreement (“Offering”). The terms of the Offering are a non-convertible promissory note with an annual interest rate of 8%, with a maturity date of one year after loan (“Note”); and for each dollar loaned the Company via Note, the investor is granted a cashless warrant to purchase one share of the Company’s common stock at an exercise price equal to the lowest closing price of the stock as reported by the OTC: BB for the year following the date of warrant grant (“Warrant”). These sales are exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), or Regulation D of the Securities Act.

As of March 31, 2006, the Company had entered into eight separate investments totaling $1,613,940 under the terms of the Offering, of which $613,940 was money already loaned to the Company and then converted into an investment in the Offering. Each of the eight financing transactions is described in detail below. In each instance, the Company allocated the proceeds between Notes and Warrants based upon their fair value, using the Black Scholes method of valuation. For purposes of determining the volatility factor in the Black Scholes valuation model, the company looked to the lowest price of the Company’s stock over the entire trading history of the Company’s stock from inception to the date of the Warrant grant. The exercise price is redetermined as of the filing date for each quarter’s financial statements, and is based upon the lowest price for the Company’s common stock during the look-back period.

On October 31, 2005 the Company issued a Note with Warrant attached to an officer and Director of the Company. The Note is in the amount received of $200,000. The Company allocated $127,122 to the Warrant, and $72,878 to the Note, and recorded a discount on the note payable in the amount attributed to the value of the Warrant. The discount on Note Payable is being amortized over the period of one year. From inception to March 31, 2006 on this Note, the Company expensed $52,590 of interest as finance charges attributable to the Warrant, and reduced the discount on note payable by a similar amount.

On October 31, 2005, the Company issued a Note with Warrant attached to an officer and director of the company, in the amount received of $150,000. The company allocated $95,341 to the Warrant and $54,659 to the Note, and recorded a discount on the Note payable in the amount attributed to the value of the Warrant. The discount on Note payable is being amortized over the period of one year. On this Note, from inception to March 31, 2006, the Company expensed $39,443 of interest as finance charges attributable to the Warrant, and reduced the discount on Note payable by a similar amount.

On November 15, 2005 the Company issued two Notes with Warrants attached to two shareholders who had previously advanced funds to the Company. The Notes were issued in the face amount of the prior debt plus accrued interest ($358,132 and $255,808 respectively). On the first Note of $358,132, which was issued to an officer, director and shareholder of the Company, the Company allocated $240,835 to the Warrant, and $117,297 to the Note, and recorded a discount on Note payable in the amount attributed to the value of the Warrant. The discount on Note payable is being amortized over the period of one year. On this Note, the Company expensed $89,736 of interest as finance charges attributable to the Warrant from inception of the Note to March, 31, 2006, and reduced the discount on Note payable by a similar amount.

On the second Note of $255,808, issued to a shareholder of the Company who was not a “related party” for purposes of Section 16 of the Securities Act, the Company allocated $172,024 to the Warrant, and $83,784 to the Note, and recorded a discount on the Note payable in the amount attributed to the value of the Warrant. The discount on Note payable is being amortized over the period of the Note, and from inception to March 31, 2006 the Company expensed $64,097 of interest expense as finance charges attributable to the Warrant and reduced the discount on Note payable in a similar amount.

On December 15, 2005, the Company issued a Note with Warrant attached for $100,000 to a less than 5% shareholder. The Company allocated $61,867 to the Warrant and $38,133 to the Note, and recorded a discount on Note payable in the amount attributed to the value of the Warrant. The discount on Note payable is being amortized over the period of one year. Between the commencement of the Note and March 31, 2006, the Company expensed $17,967 of interest as finance charges attributable to the Warrant, and reduced the discount on Note payable by a similar amount.

On December 15, 2005, the Company issued a Note with Warrant attached in the amount of $150,000 to an unrelated party. The Company allocated $92,709 to the Warrant and $57,291 to the Note, and recorded a discount on Note payable in the amount attributed to the value of the Warrant. The discount on Note payable is being amortized over one year. Between the Note commencement date and March 31, 2006, the Company expensed $26,924 of interest as finance charges attributable to the Warrant, and reduced the discount on Note payable by a similar amount.

On December 22, 2005 the Company issued a Note with Warrant attached to an unrelated party, in the amount received of $100,000. The Company allocated $59,532 to the Warrants and $40,468 to the Note, and recorded a discount on the Note payable in the amount attributed to the value of the Warrant. The discount on Note payable is being amortized over the period of one year. On this Note, the Company expensed $16,145 of interest expense-finance charges attributable to the Warrant for the period between December 22, 2005 and March 31, 2006, and reduced the discount on Note payable by a similar amount.

On March 31, 2006, the Company issued a Note with Warrant attached to an unrelated party, in the amount received of $300,000. The Company allocated $122,611 to the Warrant and $177,389 to the Note, and recorded a discount on the Note payable in the amount attributed to the value of the Warrant. The discount on Note Payable will be amortized over the period of one year. On this Note, which occurred at the end of the fiscal year, the Company accrued no interest payable on the Note, and accordingly did not reduce the discount on note payable.

Note 6 - Income Taxes

For the year ended March 31, 2006, the Company incurred net operating losses in an amount exceeding the net income from the year ending March 31, 2005. However, no benefit for income taxes has been recorded due to the uncertainty of the realization of this deferred tax asset. At March 31, 2006, the Company had approximately $297,000 of federal and state net operating losses allocated to continuing operations available, after utilization of $942,777 of net operating losses carried back to the year ended March 31, 2005. The net operating loss carry forward, if not utilized, will begin to expire in 2024. The net operating loss has been computed without regard to the financial loss reported on distribution of discontinued operations, as the Company has been advised that the transaction in which the Amerikal subsidiary was distributed did not give rise to taxable income or loss.

The components of the Company’s deferred tax asset are as follows:

	As of March 31,
	2006	2005
Deferred tax assets:
Net operating loss carryforwards (net income)	$157,236	$(942,777)
Total deferred tax assets (deferred tax liability)	157,236	(942,777)

Net deferred tax assets before valuation allowance	157,236	(942,777)
Less: Valuation allowance	(157,236)	942,777
Net deferred tax assets	$-	$-

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

For financial reporting purposes based upon continuing operations, the Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets at March 31, 2006 will not be fully realizable. Furthermore, based upon the current year net operating loss being available to carry back to March 31, 2005 for Federal income tax purposes, the federal tax liability for the year ended March 31, 2005 will be eliminated or substantially reduced. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at March 31, 2006.

However, based upon current law, the Company believes that for state of California income tax purposes, the net operating loss from the current year will not be allowed to be carried back to reduce or eliminate the state income tax liability for the year ended March 31, 2005. Accordingly, the State tax liability of $93,887 for the year ended March 31, 2005, which has been previously paid by the Company, remains in existence.

A reconciliation between the amount of income tax benefit determined by applying the applicable U.S. and State statutory income tax rate to pre-tax loss is as follows:

	For the year ended March 31,
	2006	2005
Federal and state statutory rate	$(157,236)	$440,364
Change in valuation allowance on deferred tax assets	157,236	(346,477)

Note 7 - Prepaid Expenses

At March 31, 2006 and 2005, the Company had prepaids with various vendors comprised of the following:

	2006	2005
Prepaid Insurance	$4,444	$7,967
Prepaid Inventory	141,578	-
Prepaid Rent	30,000	-
Totals	$176,022	$7,967

Note 8 - Fixed Assets

Fixed assets of continuing operations and discontinued operations as of March 31, 2006 and 2005 consisted of the following:

Continuing Operations	2006	2005
Office equipment	$-	$(350)
Accumulated depreciation	-	-
Total - continuing operations	$-	$(350)

Discontinued Operations
Office equipment	20,873	20,127
Accumulated depreciation	(3,836)	(1,430)
Total - dicontinued operations	$17,037	$18,697
Total Fixed Assets	$17,037	$18,347

During the years ended March 31, 2006 and 2005, the Company recorded depreciation expense of $0 and $0 for continuing operations and recorded $2,406 and $1,430 for discontinued operations, respectively.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

Note 9 - Intangible Assets

On July 1, 2004, through its Amerikal subsidiary, the Company entered an agreement to distribute products developed by another company. The purchase price paid for the distribution rights was $300,000 in cash, which represented its fair value. The amount was recorded as an intangible asset on the Consolidated Balance Sheet of the Company, and was amortized over the period of its estimated benefit period of three years. The intangible asset was amortized until the distribution of the net asset effective October 1, 2005 in connection with the distribution of the discontinued operations.

On January 13, 2005, the Company entered into an agreement to acquire a website/internet portal in exchange for 200,000 shares of its $0.001 par value common stock valued at the fair market value of the shares of $10,000. This asset was sold for $20,000 to an unrelated third party during the quarter ending December 31, 2005. The Company recorded net gain on sale of this asset in the amount of $10,000 as other income on its consolidated statement of operations.

During the years ended March 31, 2006 and 2005, the Company recorded amortization expense of $0 and $0 for continuing operations and recorded $50,000 and $75,000 for discontinued operations, respectively.

Note 10 - Deposits

At March 31, 2006 and 2005, the Company had deposits with various vendors comprised of the following:

	2006	2005
Deposit for future purchase of inventory	$125,000	$59,600
Deposit Marketing Services Agreement	10,000	7,500
Legal Retainer Deposits	11,328	-
Refundable Deposit	15,207	-
Totals	$161,535	$67,100

Note 11 - Stockholders’ Equity

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

On July 28, 2004, the Company issued 1,934,880 shares of its $0.001 par value common stock pursuant to the reverse acquisition agreement with Amerikal International Holding, Inc.

On August 31, 2004, the Company entered into stock compensation agreements with its officers and directors whereby the Company issued 2,080,000 shares of its $0.001 par value common stock to the related parties. Pursuant to amendments of these agreements as of December 28, 2004, the fair market value of services is deemed by the Company to be equal to the book value of the shares as of the date of the amendments, namely $0.05 per share. During the year ended March 31, 2005, the Company expensed $104,000 as stock compensation to related parties.

On August 31, 2004, the Company entered into consulting agreements with various individuals and companies. Per the agreements, the Company issued 46,000 shares of its $0.001 par value common stock in exchange for the consulting services to be amortized over a term of three years. As of December 28, 2004, the Company amended the agreements to provide for the outright grant of the shares at the then-book value of the shares. During the year ended March 31, 2005, the company expensed $46,000 of consulting services per the agreements.

In January 2005 the Company issued 200,000 shares of its $0.001 par value common stock in exchange for the rights to a web portal known as “On Line Surgery”, which represents the fair market value of the rights as of the date of acquisition. The fair market value of rights is deemed by the Company to be equal to the book value of the shares as of the date of the agreement, namely $0.05 per share.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

On March 23, 2005 the Company issued 50,000 shares of its $0.001 par value common stock, then trading on the NASD Over the Counter Bulletin Board at $1.51 per share, to two attorneys in compensation for legal services rendered to the company. The Company expensed as legal expenses the fair market value of the shares on the date of issuance.

During the quarter ended December 31, 2005, the Company received 7,500,000 shares of its common stock pursuant to the distribution agreement of Amerikal (See Note 2 - Discontinued Operations). On November 15, 2005, the board of directors resolved to cancel these shares, and the cancellation was effective as of March 31, 2006. In connection with the transaction, after taking all intercompany accounts into consideration, there was a net forgiveness of intercompany debt in the amount of $66,975.

There have been no other issuances of shares by the Company in the year ended March 31, 2006.

Note 12 - Options and Warrants

Common Stock: Options

In the quarter ended September 30, 2005, the Company entered into a three-year agreement with a consultant, who later became a related party (Director of the Company). As a portion of the compensation due to consultant under the agreement, the Company issued options to purchase 100,000 shares of the Company’s common stock vesting at the rate of one-third at the end of each 12 months under the agreement. The Company determined the fair market value of the options as of the date of the grant at $346,379, using the Black Scholes valuation method with the following estimates: 4 % risk free rate and 100 % volatility of the Company’s common stock. In recognition of the equitable obligation to issue the options in the event of the death or disability of the consultant, the Company has reflected the portion of the options ratably earned between the inception of the agreement and March 31, 2006 in the amount of $81,855 in a special equity account entitled “Prepaid Compensation.” In July 2006, at the twelve-month anniversary date of the consulting agreement when the options are vested, the Company will issue the vested options, and reduce Prepaid Compensation and increase Commission expense.

The following is a summary of activity of outstanding stock options:

Weighted
Average
	Number	Exercise
	Of Shares	Price
Balance, April 1, 2005	-0-	$-

Options granted	100,000	2.00
Options exercised	(-0-)	-

Balance, March 31, 2006	100,000	$2.00
Exercisable, March 31, 2006	-0-	$-

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

At March 31, 2006, the range of option prices for shares and the weighted-average remaining contractual life is as follows:

	Options Outstanding			Options Exercisable
Range of Option Exercise Prices	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Number Of Options	Weighted- Average Exercise Price
$ 2.00	100,000	$2.00	5.67 yrs	-	$-

Common Stock: Warrants

During the quarter ended December 31, 2005, the Board of Directors approved the issuance of cashless warrants as part of the private placement offering to purchase an aggregate of 1,313,940 shares of the Company’s common stock, and during the quarter ended March 31, 2006 the Board of Directors approved the issuance of cashless warrants to purchase an additional 300,000 shares of the Company’s common stock (See detailed discussion in Note 5 - Notes Payable, above). Such warrants are exercisable at exercise prices equal to the lowest closing price of the common stock, as reported by the OTC: BB, during one year following the date of grant of the warrants. The lowest closing price at filing date was $0.60 a share. The weighted average fair value of these warrants using the Black Scholes valuation method was $1.63 using the following estimates: 5.25 % risk free rate, average volatility of the Company’s common stock of 127 % and an expected life of 5 years. The warrants were issued at various dates between November 15, 2005 and March 31, 2006. The warrants vest over one year, and expire at various dates ending five (5) years from the date of grant of the warrants. During the quarter ended March 31, 2006, no shareholders exercised warrants held by them. Included among the warrants issued during the third fiscal quarter were warrants to purchase an aggregate of 708,132 shares of common stock of the Company issued to directors and officers of the Company.

In the third quarter 2005, the Company entered into a legal retainer agreement with legal counsel providing for the issuance of cashless warrants to purchase 25,000 shares of the Company’s common stock at $2.00 per share, in prepayment of legal services to be rendered by the law firm on behalf of the Company. The warrants vest over ten months from the inception of the agreement in September, 2005, and expire five years after the vesting date in July, 2006. The Warrants have been attributed a value of $66,963 using the Black Scholes method of valuation with the following estimates: 4 % risk free rate and 105 % volatility of the Company’s common stock. The Company has reflected $43,350 of this value as prepaid compensation from the inception of this Agreement to March 31, 2006. The legal retainer agreement further provides that one third of all legal fees will be paid in cash during the legal services representation, and the balance (including the 25,000 warrants referred to above) shall be paid in warrants. In the event that the fees exceed the face value of the warrants already issued or $50,000, additional warrants will be issued on the same terms and price.

On March 16, 2006 the company entered into an agreement with a consultant to issue cashless warrants to purchase 120,000 shares of the Company’s common stock, as compensation for services to be rendered over the period of one year. The warrants vest ratably over the one year agreement period. The Company has valued the warrants at $64,205 as of the date of the grant, based upon the Black Scholes method of valuation using the following estimates: 5.25 % risk free rate, 138 % volatility of the Company’s common stock and an expected life of 5 years. The Company has reflected the entire value of the warrant grant as prepaid compensation as of March 31, 2006.

The issuance of the warrants was accounted for in accordance with Financial Accounting Standards Board Statements using the Black-Scholes option pricing model (with the same assumptions as those used for the option), which resulted in the recording of discounts to Notes Payable issued in conjunction with certain warrant grants above, in the amounts equal to the portion of the note proceeds allocated between the debt and the fair value of the warrants.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

The following is a summary of activity of outstanding stock warrants:
Weighted
Average
	Number	Exercise
	Of Shares	Price
Balance, April 1, 2005	-0-	$-

Options granted	1,733,940	0.63
Options exercised	(-0-)	-

Balance, March 31, 2006	1,733,940	$0.63
Exercisable, March 31, 2006	-0-	$-

At March 31, 2006, the range of warrant prices for shares under warrants and the weighted-average remaining contractual life is as follows:

	Warrants Outstanding			Warrants Exercisable
Range of Warrant Exercise Prices	Number of Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Number Of Warrants	Weighted- Average Exercise Price
$ .60-2.00	1,733,940	$0.63	4.74 yrs	-	$-

There have been no other issuances of options or warrants by the Company in the year ended March 31, 2006.

Note 13 - Legal Proceedings

On August 30, 2005, the Company was served with a lawsuit filed as Case No. 05CC09548 in Orange County, California Superior Court. In the complaint, Universal Communications Systems, Inc. and its subsidiary Atmospheric Water Technologies, Inc. allege defamation, interference with prospective economic advantage, and false advertising, and seek compensatory and punitive damages, and costs against the Company. The Board of Directors believes these claims to be without merit, and has engaged legal counsel to strongly defend these claims. Through its legal counsel, the Company has filed appropriate pleadings in response to the plaintiff’s claims. Thus far the case has not yet progressed past the pleadings phase, as the plaintiff has just filed a second amended complaint after losing on the second demurrer to the previously filed complaints. The Company intends to vigorously defend against the plaintiff’s claims through continued discovery and potentially through a motion for summary judgment. The Company believes that any liability it may incur in connection with this case will not have a material adverse effect upon its financial condition or its results of operations.

Note 14 - Segment reporting and concentrations

Up until the end of the second fiscal quarter, the Company operated in a business segment that included the manufacture and sale of natural supplements, health and beauty aid products for the nutraceutical industry. Effective as of October 1, 2005, the Company completed the distribution of its subsidiary Amerikal, and in the third fiscal quarter has concentrated solely upon the Aquair subsidiary for its revenue activity. The Company is therefore again operating in a single business segment for the sales of its water generators. During the year ended March 31, 2006, the Company generated revenues of $69,340 from sales of water generators under its Aquair subsidiary to customers in the United States and Asia. The Company has no long lived assets attributable to this activity.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

A summary of revenues generated by geographical location is as follows:

	For the year ended March 31,
	2006	2005
Revenues of continuing operations:
United States	$10,840	$0
Vietnam	58,500	3,202
Total	$69,340	$3,202

Revenues of discontinued operations:
United States	$90,846	$168,974
Singapore	1,124,810	4,436,253
Other foreign countries	708,221	895,607
Total	$1,923,877	$5,500,834

Geographic data is based upon product shipment destination. For continuing operations, export sales as a percentage of revenues were 84.4% and 100% for the twelve months ended March 31, 2006 and 2005, respectively. For discontinued operations, export sales as a percentage of revenues were 95.3% and 96.9% for the twelve months ended March 31, 2006 and 2005, respectively. During the twelve months ended March 31, 2006 and 2005, for continuing operations, sales to a single customer were 84.4% and 100% of total sales respectively. For discontinued operations, during the twelve months ended March 31, 2006 and 2005, sales to a single customer were 58.5% and 80.6%, respectively. After the distribution of its Amerikal subsidiary, the Company has focused upon the sale of water generator equipment in the United States and Asia. The Company contracts for the manufacture of its water generator equipment in the United States and Korea. In addition to the above concentrations in sales to customers and by geographic region, during the years ended March 31, 2006 and 2005, the Company’s continuing operations in the Aquair subsidiary relied upon one principal supplier for atmospheric water generating equipment: 100% of the costs of sale purchases during both periods were from a South Korean supplier. During the fiscal year ended March 31, 2006, the Company established a relationship with a United States Corporation for a future supply of products in connection with its Aquair subsidiary. At March 31, 2006 approximately 76 % of the deposits and 82 % of the prepaid expenses shown on the balance sheet related to payments made to the U.S. Corporation. At the end of the most recent fiscal year, the Company was also in the process of establishing strategic alliances with other suppliers to diversify its product lines available for sale or distribution under the Aquair subsidiary.

Prior to the distribution of Amerikal, the Company’s business included the manufacture of nutraceutical products in the United States. Most of the Company’s revenues were previously derived from shipments of products to Singapore, Indonesia, Thailand and other countries in South East Asia. The Company continues to export its water generator equipment to Viet Nam and other countries in South East Asia. These areas have, in the past, experienced varying degrees of illiquidity, volatile currency exchange rates, reduced economic activity and in some instances, war, revolution or insurrection. The Company may be adversely affected by economic conditions in these regions for the foreseeable future, although it is not possible to determine the nature or value of such possible future events.

Summary of long lived assets by geographical location:
Long-Lived Assets (net):	March 31, 2006	March 31, 2005
United States	$-	$253,347
		-
Singapore	-	-
Other Foreign Countries	-	-
Totals	$-	$253,347

The geographic summary of long-lived assets attributable to discontinued operations (as of March 31, 2005) is based in part upon physical location, as to the net physical assets ($18,347) and in part upon the location of the holder of the intangible rights (in the instance of the intangible Distribution Rights Agreement for the country of Indonesia, net of amortization, in the amount of $225,000.) These long-lived assets were distributed in connection with the discontinued operations effective October 1, 2005. See discussion in Note 2, above.

R.G. Global Lifestyles, Inc.
Notes to consolidated financial statements

Note 15 - Related Party Transactions

During the fiscal year ended March 31, 2005, the Company entered into an agreement with a company wholly owned by an officer and director of the Company. This Agreement continued in force for the entire fiscal year ended March 31, 2006. The agreement provides for office space as well as administrative services at a fair market rate of $6,000 per month. The agreement is not binding and may be cancelled by either party at any time. During the year, the Company expensed $72,177 under this agreement.

As described in detail in Note 5- Notes Payable, above, during the year ended March 31, 2006, the Company also entered into three transactions with related parties whereby the Company issued Notes with Warrants to officers and directors of the Company. The Company also entered into an agreement to issue options to purchase stock of the Company with a Consultant who later became a related party (Director of the Company).

Note 16 - Subsequent Events

Effective on April 30, 2006 the Company received and accepted the resignation of Bruce Thomsen as a Director of Company and as a member of the Audit Committee of the Company. The Company thanks Mr. Thomsen for his loyal service as a director and member of the audit committee and wishes him well. The Company is currently seeking a replacement for the vacant position of Director on the Board of Directors and as a member of the audit committee.

On June 6, 2006 the Company entered into a definitive Securities Purchase Agreement and ancillary agreements with accredited investors for a private placement of $2,000,000 of 6% Callable Secured Convertible Notes due June 6, 2009 (the “Notes”) and Stock Purchase Warrants (the “Warrants”) to purchase 4,000,000 shares of the Company’s common stock exercisable before June 6, 2013, with an exercise price of $1.10 subject to adjustment upon certain events. The Notes are convertible at the option of the holder at any time prior to maturity into shares of the Company’s common stock at a conversion price based upon market price as defined in the agreements. The Company has agreed to file a shelf registration with the Securities and Exchange Commission (“SEC”) for the underlying common stock upon conversion of the Notes according to the terms of a Registration Rights Agreement. The Company’s obligations under the Notes and accompanying transaction documents are secured by certain assets of the Company. For further information concerning this subsequent event including copies of all definitive agreements, please see the Form 8-K filed by the Company with SEC on June 7, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Articles of Incorporation, as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of California, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the registration of the Shares is as follows:

SEC Registration	$510
Accounting Fees and Expenses	$2,500
Legal Fees and Expenses	$30,000
Printing Costs	$0
Miscellaneous Expenses	$500
Total	$33,510

Item 26. Recent Sales of Unregistered Securities

On June 6, 2006, we entered into a definitive Securities Purchase Agreement and ancillary agreements with Selling Stockholders (accredited investors) for a private placement of $2,000,000 of 6.0% Callable Secured Convertible Notes due June 6, 2009 and Stock Purchase Warrants to purchase 4,000,000 shares of our Common Stock exercisable before June 6, 2013, with an exercise price of $1.10 (subject to adjustment upon certain events). The notes are convertible at the option of the holder at any time prior to maturity into shares of our Common Stock at a conversion price of the market price as defined in the agreements. The securities were sold to accredited investors in reliance on Section 4(2) under the Securities Act of 1933, as amended (the "Securities Act"). Our obligations under the notes and the other transaction documents are secured by certain of our assets.

The Company granted options to purchase 100,000 shares of Company Common Stock pursuant to a consulting agreement dated July 7, 2005 between the Company, Aquair and Hon. Brig. Gen. Steve Ritchie. Mr. Ritchie subsequently became a Director of the Company. The option shares vest at the rate of one third at the end of each 12 months under the agreement. The Company determined the fair market value of the options as of the date of the grant at $346,379 using the Black Scholes valuation method.

Beginning on November 15, 2005, the Company began a private placement offering to accredited investors only under the terms and conditions of a Note and Warrant Agreement (“Offering”). The terms of the Offering are a non-convertible promissory note with an annual interest rate of 8%, with a maturity date of one year after loan; and for each dollar loaned the Company via promissory note, the investor is granted a cashless warrant to purchase one share of the Company’s Common Stock at an exercise price equal to the lowest closing price of the stock as reported by the OTC:BB for the year following the date of warrant grant (“Warrant”). These sales are exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act of 1933, as amended, or Regulation D of the Securities Act.

During the fiscal year ended March 31, 2006, the Company received 7,500,000 shares of its Common Stock pursuant to the distribution of its former wholly owned subsidiary Amerikal Neutraceutical Corporation. On November 15, 2005, the board of directors of the Company resolved to cancel these shares. The cancellation was completed prior to March 31, 2006.

In the third quarter 2005 the Company entered into a legal retainer agreement with legal counsel providing for the issuance of warrants to purchase 25,000 shares of the Company’s Common Stock at $2.00 per share, in prepayment of legal services to be rendered by the law firm on behalf of the Company. The warrants vest over ten months from the inception of the agreement in September 2005, and expire five years after the vesting date in July, 2006. The warrants have been attributed a value of $66,963 using the Black Scholes method of valuation. The legal retainer agreement further provides that one third of all legal fees and all costs will be paid in cash during the legal services representation, and the balance (including the 25,000 warrants referred to above) shall be paid in warrants. In the event that the legal fees exceed the face value of the warrants already issued, or $50,000, additional warrants will be issued on the same terms and price.

On March 16, 2006, the Company entered into an agreement with a consultant to issue warrants to purchase 120,000 shares of the Company’s Common Stock as compensation for services to be rendered over the period of one year. The warrants vest ratably over the year at the rate of 1/12 at the end of each month under the agreement. The Company has valued the warrants at $64,205 as of the date of the grant based upon the Black Scholes method of valuation.

In July of 2004, pursuant to its Plan of Reorganization, the Company acquired all of the outstanding shares of AIH from the AIH Shareholders in exchange for the issuance by the Company to the AIH Shareholders of an aggregate of 1,934,880 shares of the Company’s Common Stock. These shares were issued without registration pursuant to available exemptions from registration under both sate and federal securities laws and are subject to certain restrictions and limitations on transferability.

Item 27.  Exhibits

EXHIBIT INDEX

The following Exhibits are filed or incorporated by reference as part of this Registration Statement on Form SB-2:

Exhibit Number	Description
2.0	Agreement and Plan of Reorganization dated July 8, 2004. 1
3.1	Articles of Incorporation of International Beauty Supply Ltd. (“IBS”) filed July 12, 1985. 2
3.2	Amendment to Articles of Incorporation of IBS filed May 28, 1993. 3
3.3	Certificate of Amendment to Articles of Incorporation of the L.L. Knickerbocker Company Inc. (“LLK”) filed June 27, 1994. 4
3.4	Certificate of Amendment to Articles of Incorporation of LLK filed September 29, 1994. 5
3.5	Certificate of Amendment of the Articles of Incorporation of LLK, filed September 1, 1995. 6
3.6	Certificate of Amendment of the Articles of Incorporation of LLK, filed June 19, 1996. 7
3.7	Certificate of Amendment to the Articles of Incorporation of LLK filed April 22, 1999. 8
3.8	Certificate of Amendment to the Articles of Incorporation of the L.L. Knickerbocker Company Inc. filed January 9, 2003. 9
3.9	Bylaws of the L.L. Knickerbocker Company Inc. 10
5.1	Opinion on Legality, filed herewith.
4.1	Form of Stock Purchase Warrant. 11
4.3	Form of Callable Secured Convertible Note. 12
4.4	Warrant issued to Ascendiant Securities, LLC. 13
10.1	Securities Purchase Agreement. 14
10.2	Security Agreement. 15
10.3	Intellectual Property Security Agreement. 16
10.4	Rental Agreement between Aquair and Pinnacle International, Inc., dated October 1, 2004. 17
10.5	Private Label Agreement between Aquair, Inc. and Ahoy Network Association, Ltd, dated November 20, 2004. 18
10.6	Exclusive Sales and Marketing Agreement between Aquair, Inc. and Munters Corporation, dated June 8, 2005. 19
10.7	Company’s 2006 Incentive and Nonstatutory Stock Option Plan. 20
10.8	Engagement Agreement with Ascendiant Securities, LLC, filed herewith.
10.9	Registration Rights Agreement. 21
21.1	Subsidiaries. 22
23.1	Consent of Scott D. Olson, Esq. (included in its opinion set forth in Exhibit 5.1 hereto)
23.2	Consent of Beckstead & Watts, LLP, Certified Public Accountants, filed herewith

1	Incorporated by reference to Exhibit 2.1 to the Company’s report on Form 8-K as filed August 23, 2004.
2	Incorporated by reference as part of Exhibit 3.1 to the L.L. Knickerbocker Co., Inc. Form SB-2 Registration Statement No. 33-85230-LA as filed October 13, 1994.
3	Incorporated by reference as part of Exhibit 3.1 to the L.L. Knickerbocker Co., Inc. Form SB-2 Registration Statement No. 33-85230-LA as filed October 13, 1994.
4	Incorporated by reference as part of Exhibit 3.1 to the L.L. Knickerbocker Co., Inc. Form SB-2 Registration Statement No. 33-85230-LA as filed October 13, 1994.
5	Incorporated by reference as part of Exhibit 3.1 to the L.L. Knickerbocker Co., Inc. Form SB-2 Registration Statement No. 33-85230-LA as filed October 13, 1994.
6	Incorporated by reference to Exhibit 3.5 of the Company’s Form 10-KSB as filed June 29, 2005.
7	Incorporated by reference to Exhibit 3.6 of the Company’s Form 10-KSB as filed June 29, 2005.
8	Incorporated by reference to Exhibit 3.6 of the L.L. Knickerbocker Co., Inc. Form 10-K as filed on April 14, 2000.
9	Incorporated by reference to Exhibit 3.8 of the Company’s Form 10-KSB as filed June 29, 2005.
10	Incorporated by reference to the L.L. Knickerbocker Co., Inc. Form 10-KSB as filed March 29, 1995.
11	Incorporated by reference to Exhibit 4.3 of RG Global Lifestyles, Inc. report on Form 8-K as filed June 8, 2006.
12	Incorporated by reference to Exhibit 4.2 of RG Global Lifestyles, Inc. report on Form 8-K as filed June 8, 2006.
13	Incorporated by reference to Exhibit 14.4 of RG Global Lifestyles, Inc. Form SB-2 Registration No. 333-135966, as filed July 21, 2006.
14	Incorporated by reference to Exhibit 4.1 of RG Global Lifestyles, Inc. report on Form 8-K as filed June 8, 2006.
15	Incorporated by reference to Exhibit 10.2 of RG Global Lifestyles, Inc. Form SB-2 Registration No. 333-135966, as filed July 21, 2006.
16	Incorporated by reference to Exhibit 10.3 of RG Global Lifestyles, Inc. Form SB-2 Registration No. 333-135966, as filed July 21, 2006.
17	Incorporated by reference toExhibit 10.4 of RG Global Lifestyles, Inc. report on Form 10-KSB as filed June 29, 2005.
18	Incorporated by reference toExhibit 10.6 of RG Global Lifestyles, Inc. report on Form 10-KSB as filed June 29, 2005.
19	Incorporated by reference toExhibit 10.11 of RG Global Lifestyles, Inc. report on Form 10-KSB as filed June 29, 2005.
20	Incorporated by reference to Exhibit 10.7 of RG Global Lifestyles, Inc. Form SB-2 Registration No. 333-135966, as filed July 21, 2006.
21	Incorporated by reference to Exhibit 4.4 to RG Global Lifestyles, Inc. report on Form 8-K as filed June 8, 2006.
22	Incorporated by reference to Exhibit 21.1 of RG Global Lifestyles, Inc. Form SB-2 Registration No. 333-135966, as filed July 21, 2006.

Item 28. Undertakings

The undersigned Registrant hereby undertakes:1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4) For determining liability of the undersigned under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned or used or referred to by the undersigned;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

(iv) Any other communication that is an offer in the offering made by the undersigned to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the provisions described above in Item 24, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of the expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Rancho Santa Margarita, County of Orange, State of California, on the 29th day of August, 2006.

RG Global Lifestyles, Inc.

By:	/s/ Louis Knickerbocker
Louis Knickerbocker, President

By: /s/ William C.Hitchcock
William C.Hitchcock, Principal Accounting Officer, CFO, Treasurer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

RG Global Lifestyles, Inc.

Date:	August 29, 2006	By: /s/ Louis L. Knickerbocker
Louis L. Knickerbocker, President, CEO, Director

Date:	August 29, 2006	By: /s/ Grant King
Grant King, Director, COO

Date:	August 29, 2006	By: /s/ Joseph Murray
Joseph Murray, Director, VP Operations, Secretary

Date:	August 29, 2006	By: /s/ Horst Geicke
Horst Geicke, Director

Date:	August 29, 2006	By: /s/ Budy Hartono
Budy Hartono, Director

Date:	August 29, 2006	By: /s/ Steve Ritchie
Steve Ritchie, Director

EXHIBIT INDEX

The following Exhibits are filed or incorporated by reference as part of this Registration Statement on Form SB-2:

Exhibit Number	Description
2.0	Agreement and Plan of Reorganization dated July 8, 2004. 1
3.1	Articles of Incorporation of International Beauty Supply Ltd. (“IBS”) filed July 12, 1985. 2
3.2	Amendment to Articles of Incorporation of IBS filed May 28, 1993. 3
3.3	Certificate of Amendment to Articles of Incorporation of the L.L. Knickerbocker Company Inc. (“LLK”) filed June 27, 1994. 4
3.4	Certificate of Amendment to Articles of Incorporation of LLK filed September 29, 1994. 5
3.5	Certificate of Amendment of the Articles of Incorporation of LLK, filed September 1, 1995. 6
3.6	Certificate of Amendment of the Articles of Incorporation of LLK, filed June 19, 1996. 7
3.7	Certificate of Amendment to the Articles of Incorporation of LLK filed April 22, 1999. 8
3.8	Certificate of Amendment to the Articles of Incorporation of the L.L. Knickerbocker Company Inc. filed January 9, 2003. 9
3.9	Bylaws of the L.L. Knickerbocker Company Inc. 10
5.1	Opinion on Legality, filed herewith.
4.1	Form of Stock Purchase Warrant. 11
4.3	Form of Callable Secured Convertible Note. 12
4.4	Warrant issued to Ascendiant Securities, LLC. 13
10.1	Securities Purchase Agreement. 14
10.2	Security Agreement. 15
10.3	Intellectual Property Security Agreement. 16
10.4	Rental Agreement between Aquair and Pinnacle International, Inc., dated October 1, 2004. 17
10.5	Private Label Agreement between Aquair, Inc. and Ahoy Network Association, Ltd, dated November 20, 2004. 18
10.6	Exclusive Sales and Marketing Agreement between Aquair, Inc. and Munters Corporation, dated June 8, 2005. 19
10.7	Company’s 2006 Incentive and Nonstatutory Stock Option Plan. 20
10.8	Engagement Agreement with Ascendiant Securities, LLC, filed herewith.
10.9	Registration Rights Agreement. 21
21.1	Subsidiaries. 22
23.1	Consent of Scott D. Olson, Esq. (included in its opinion set forth in Exhibit 5.1 hereto)
23.2	Consent of Beckstead & Watts, LLP, Certified Public Accountants, filed herewith

1	Incorporated by reference to Exhibit 2.1 to the Company’s report on Form 8-K as filed August 23, 2004.
2	Incorporated by reference as part of Exhibit 3.1 to the L.L. Knickerbocker Co., Inc. Form SB-2 Registration Statement No. 33-85230-LA as filed October 13, 1994.
3	Incorporated by reference as part of Exhibit 3.1 to the L.L. Knickerbocker Co., Inc. Form SB-2 Registration Statement No. 33-85230-LA as filed October 13, 1994.
4	Incorporated by reference as part of Exhibit 3.1 to the L.L. Knickerbocker Co., Inc. Form SB-2 Registration Statement No. 33-85230-LA as filed October 13, 1994.
5	Incorporated by reference as part of Exhibit 3.1 to the L.L. Knickerbocker Co., Inc. Form SB-2 Registration Statement No. 33-85230-LA as filed October 13, 1994.
6	Incorporated by reference to Exhibit 3.5 of the Company’s Form 10-KSB as filed June 29, 2005.
7	Incorporated by reference to Exhibit 3.6 of the Company’s Form 10-KSB as filed June 29, 2005.
8	Incorporated by reference to Exhibit 3.6 of the L.L. Knickerbocker Co., Inc. Form 10-K as filed on April 14, 2000.
9	Incorporated by reference to Exhibit 3.8 of the Company’s Form 10-KSB as filed June 29, 2005.
10	Incorporated by reference to the L.L. Knickerbocker Co., Inc. Form 10-KSB as filed March 29, 1995.
11	Incorporated by reference to Exhibit 4.3 of RG Global Lifestyles, Inc. report on Form 8-K as filed June 8, 2006.
12	Incorporated by reference to Exhibit 4.2 of RG Global Lifestyles, Inc. report on Form 8-K as filed June 8, 2006.
13	Incorporated by reference to Exhibit 14.4 of RG Global Lifestyles, Inc. Form SB-2 Registration No. 333-135966, as filed July 21, 2006.
14	Incorporated by reference to Exhibit 4.1 of RG Global Lifestyles, Inc. report on Form 8-K as filed June 8, 2006.
15	Incorporated by reference to Exhibit 10.2 of RG Global Lifestyles, Inc. Form SB-2 Registration No. 333-135966, as filed July 21, 2006.
16	Incorporated by reference to Exhibit 10.3 of RG Global Lifestyles, Inc. Form SB-2 Registration No. 333-135966, as filed July 21, 2006.
17	Incorporated by reference toExhibit 10.4 of RG Global Lifestyles, Inc. report on Form 10-KSB as filed June 29, 2005.
18	Incorporated by reference toExhibit 10.6 of RG Global Lifestyles, Inc. report on Form 10-KSB as filed June 29, 2005.
19	Incorporated by reference toExhibit 10.11 of RG Global Lifestyles, Inc. report on Form 10-KSB as filed June 29, 2005.
20	Incorporated by reference to Exhibit 10.7 of RG Global Lifestyles, Inc. Form SB-2 Registration No. 333-135966, as filed July 21, 2006.
21	Incorporated by reference to Exhibit 4.4 to RG Global Lifestyles, Inc. report on Form 8-K as filed June 8, 2006.
22	Incorporated by reference to Exhibit 21.1 of RG Global Lifestyles, Inc. Form SB-2 Registration No. 333-135966, as filed July 21, 2006.